Execution Version

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) made and entered into as of January 27, 2017 (the “Closing Date”), among AMK WELDING, INC., a Connecticut corporation (the “AMK”), AIR INDUSTRIES GROUP POLAND, LLC, a limited liability company organized under the laws of Poland  (“AIGP” and together with AMK, the “Company”), AIR INDUSTRIES GROUP, a Nevada corporation (“Parent”), and MEYER TOOL, INC., an Ohio corporation (the “Purchaser”).

Preliminary Statement

The Company is engaged in the business of providing specialized welding and machining services principally to aircraft engine manufacturers (the “Business”).

Parent owns all of the outstanding shares of the capital stock of AMK (the “Purchased Shares”). AMK owns all of the outstanding shares of AIGP.

The Parent desires to sell, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire from the Parent, the Purchased Shares, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF THE PURCHASED SHARES

1.1           Purchase and Sale of the Purchased Shares.

(a)           On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2.1) the Parent shall sell, assign and deliver to Purchaser or its assignee, and Purchaser shall purchase and acquire from the Parent, all of the right, title and interest in and to the Purchased Shares, free and clear of all Liens.

(b)           The Company shall have no liabilities as of the Closing other than the following liabilities (collectively, the “Permitted Liabilities”):  (i) those liabilities used in the computation of the Adjusted Working Capital as of the Closing, and (ii) liabilities and obligations arising under or relating to any of the Contracts set forth in Schedule 3.13(a), other than any liability relating to work performed prior to the close of business on the Closing Date.  Parent shall cause the Company to be released from all Liabilities of the Company other than the Permitted Liabilities.

1.2           Purchase Price Adjustments; Allocation.

(a)           In consideration of the sale, assignment and delivery of the Purchased Shares as contemplated herein, Purchaser shall pay the Parent as provided herein and the Parent shall accept a purchase price of

(i)	Four Million Five Hundred Thousand Dollars ($4,500,000), the “Fixed Portion of the Purchase Price”) as adjusted in accordance with Section 1.2(b).

(ii)
Additional payments in an amount equal to five percent (5%) of Net Sales (as hereinafter defined) for each quarterly period ending March 31, June 30, September 30 and December 31 commencing with the quarterly period commencing April 1, 2017 (each a “Quarter”) until the aggregate payments made to Parent equals One Million Five Hundred Thousand Dollars ($1,500,000) (the “Variable Portion of the Purchase Price,” and together with the Fixed Portion of the Purchase Price, the “Purchase Price”).  The Variable Portion of the Purchase Price shall be payable in quarterly installments on the thirtieth (30th) day immediately following each March 31, June 30, September 30 and December 31 of each year (each a “Payment Period”), except that the initial payment shall be in respect of the period commencing April 1, 2017.

The term “Net Sales” shall have the meaning ascribed thereto in Appendix 2.3.

(b)           The Fixed Portion of the Purchase Price shall be subject to adjustment as follows:

(i)
The Fixed Portion of the Purchase Price shall be increased to the extent the Adjusted Working Capital of the Company as of the Effective Date is more than $50,000 in excess of the Adjusted Working Capital of the Company as of December 31, 2016, to wit, $733,776.66 (the “Working Capital Surplus Amount”).

(ii)
The Fixed Portion of the Purchase Price shall be decreased to the extent the Adjusted Working Capital of the Company as of the Effective Date is more than $50,000 below the Adjusted Working Capital of the Company as of December 31, 2016, to wit, $733,776.66 (the “Working Capital Deficit Amount”).

(c)           For purposes of this Agreement, the term “Adjusted Working Capital” as of any date shall be equal to the sum as of such date of the cash, accounts receivable, other receivables, inventories (raw materials, supplies and work-in-process), deposits, and prepaid expenses of the Company minus the sum as of such date of the accounts payable, other accrued expenses, accrued employee compensation and benefits and customer advances of the Company.  For purposes hereof, unless the parties agree otherwise 12:01 AM of the Effective Date is the date the parties will use for estimating the adjustments pursuant to this Section 1.2.

(d)           The Fixed Portion of the Purchase Price as so adjusted is hereinafter referred to as the “Adjusted Fixed Portion of the Purchase Price.”

1.3           Determination of Adjusted Fixed Portion of the Purchase Price.

(a)           The parties have already exchanged a computation of the Adjusted Working Capital as of December 31, 2016.  No later than three days prior to the Closing Date, the Parent will deliver to Purchaser a reasonable good faith estimate of the Adjusted Working Capital of the Company as of the Effective Date (the “Estimated Adjusted Working Capital”).  The Parent will provide Purchaser access to such back up data related to the preparation of the Estimated Adjusted Working Capital as Purchaser reasonably requests.  Upon receipt of the Estimated Adjusted Working Capital, the parties will determine whether there is a Working Capital Surplus Amount or Working Capital Deficit Amount and the “Estimated Fixed Portion of the Purchase Price,” based upon the Estimated Adjusted Working Capital.

(b)           Not later than thirty (30) days following the Closing Date, Purchaser, with the full cooperation of the Parent, shall prepare a statement of the Company’s Adjusted Working Capital (the “Closing Statement”) as at the Effective Date and deliver the Closing Statement to the Parent, together with a certificate of Purchaser’s principal financial and accounting officer specifying the Adjusted Fixed Portion of the Purchase Price.  Purchaser will compute the Adjusted Working Capital consistent with the manner in which the Estimated Adjusted Working Capital was computed and the Adjusted Fixed Portion of the Purchase Price shall equal the Fixed Portion of the Purchase Price increased by the Working Capital Surplus Amount or decreased by the Working Capital Deficit Amount, as the case may be.  Purchaser will provide Parent access to such back up data related to the preparation of the Adjusted Working Capital as Purchaser reasonably requests. The Closing Statement shall be prepared on a basis consistent with the Books and Records of the Company and the methodology used in preparing the Estimated Adjusted Working Capital.

(c)           The Parent shall have fifteen (15) days from the date of receipt of the Closing Statement to review the Closing Statement and the Adjusted Fixed Portion of the Purchase Price reflected thereon.  If the Parent does not agree with the Closing Statement, within such fifteen (15) day period, it shall deliver a written objection to Purchaser that shall specify in reasonable detail the basis for the objection and a computation of the Adjusted Fixed Portion of the Purchase Price asserted by the Parent (the “Objection”).  Upon Purchaser’s receipt of the Objection, Purchaser and the Parent shall negotiate in good faith to resolve the Objection, but if the Objection cannot be resolved by negotiation within thirty (30) days after Purchaser’s receipt of the Objection, Purchaser and the Parent shall submit any disputed items included in the Objection, to a reputable certified public accounting firm as to which Purchaser and the Parent have no reasonable objection (the “Accounting Arbitrator”), who shall review the same, together with the Closing Statement (together with any relevant accounting records, the “Determination Materials”) and, based solely upon the Determination Materials, determine the Adjusted Fixed Portion of the Purchase Price and notify the parties in writing of its determination of the Adjusted Fixed Portion of the Purchase Price within thirty (30) days following the receipt of the Determination Materials, which determination shall be final, conclusive and binding on all parties. The date upon which the Adjusted Fixed Portion of the Purchase Price is determined or agreed upon as provided above is hereinafter referred to as the “Adjustment Date”.

(d)           The fees and expenses of the Accounting Arbitrator shall be shared equally by the Parent and Purchaser.

(e)           If the Adjusted Fixed Portion of the Purchase Price is less than the Estimated Fixed Portion of the Purchase Price, the Parent shall pay the deficit to Purchaser by wire transfer within two (2) business days of the determination of the Adjusted Fixed Portion of the Purchase Price and if the Adjusted Fixed Portion of the Purchase Price exceeds the Estimated Fixed Portion of the Purchase Price, Purchaser shall pay the excess to the Parent, by wire transfer, within two (2) business days of the determination of the Adjusted Fixed Portion of the Purchase Price.

ARTICLE 2
CLOSING

2.1           Time and Place of Closing.

The consummation of the purchase and sale contemplated by this Agreement (the “Closing”) shall be accomplished by electronic exchange of the documents and funds transfer (the “Closing Date”), but in no event later than January 31, 2017.  The transfer of the Shares shall be deemed effective (the “Effective Date”) and the Adjusted Fixed Portion of the Purchase Price shall be computed, unless the parties shall otherwise agree, as of 12:01 AM local time on the Closing Date.

2.2           Transactions at the Closing.

(a)           At the Closing:

(i)
The Parent shall deliver to Purchaser certificates representing the Purchased Shares, duly endorsed in blank or accompanied by duly executed stock powers, and such other instruments of transfer requested by and reasonably satisfactory to Purchaser and its counsel for consummation of the transactions contemplated under this Agreement and as are necessary to vest in Purchaser, title in and to the Purchased Shares, free and clear of any Lien or Liability, other than restrictions imposed by federal or applicable state securities laws.

(ii)
Purchaser shall deliver to the Parent an amount equal to the Estimated Fixed Portion of the Purchase Price by wire transfer in immediately available funds to the Parent’s account as shall be directed by the Parent at least three (3) Business Days prior to Closing.

(iii)
Each of the parties shall deliver to the Purchaser or Parent, such documents as are necessary to evidence fulfillment of the conditions precedent to the obligations of the Purchaser or Parent, as the case may be, as more fully set forth in Article VI hereof.

2.3           Post-Closing Actions.

(a)           At the request of Purchaser, the Parent shall, at any time and from time to time after the Closing Date, execute and deliver such other instruments of transfer and conveyance and do all such further acts and things as may be requested by Purchaser to confirm Purchaser’s ownership of the Purchased Shares and to transfer, convey, assign and deliver to Purchaser, or to vest in Purchaser good, valid and marketable title to the Purchased Shares, in each case, free of any Liens and Liabilities.

(b)           The Parent is permitted to keep copies of such financial, accounting and tax records of the Company as it deems appropriate.  Purchaser and the Company shall make available to the Parent such additional financial, accounting and tax records for the period prior to the Closing Date as the Parent shall reasonably request.

(c)           Together with each quarterly payment of a Section 1.2(a)(ii) payment, Purchaser shall furnish the Parent with such financial and accounting records of the Company as Parent may reasonably request to enable it to ascertain the accuracy of the payments of the Variable Portion of the Purchase Price.  The Purchaser shall have such rights with respect to the payment as set forth in Section 1.2(a)(ii) as are set forth in Appendix 2.3 hereto.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND PARENT

The Parent hereby represents and warrants to Purchaser as follows:

3.1           Organization and Qualification.

(a)           AMK and Parent are corporations duly organized, validly existing and in good standing under the Laws of the States of Connecticut and Nevada, respectively.  AMK is duly qualified and in good standing as a foreign corporation in each of the jurisdictions set forth in Section 3.1(a)-1 of the Disclosure Letter.  AMK is qualified in all jurisdictions where such qualification is necessary.  AMK has furnished to Purchaser a complete and correct copy of AMK’s certificate of incorporation and by-laws, each as amended or restated, as of the date hereof (the “AMK Charter Documents”).  The minute books, stock ledgers and stock transfer records of AMK have been furnished by the Parent to the Purchaser for review.  Except as set forth on Section 3.1(a)-2 of the Disclosure Letter, such minute books contain the minutes of all meetings of the shareholder and board of directors of AMK and copies of all actions taken by consent of the shareholder and directors of AMK.  Except as set forth in Section 3.1(a)-3 of the Disclosure Letter, all such meetings were duly called and held, and a quorum was present and acting throughout each such meeting, and all such consents were duly executed by all parties thereto.  Except as set forth in Section 3.1(a)-4 of the Disclosure Letter, such stock ledgers and stock transfer records reflect all issuances and registrations of transfer of all shares of capital stock of AMK, and the certificates representing all canceled shares of capital stock have been returned to the stock ledger. AMK is not in violation of any of the provisions of the AMK Charter Documents.

(b)           AMK has authorized capital stock consisting solely of 1,000 shares of common stock, par value $0.001 per share, of which one hundred and one (101) shares are issued and outstanding, and all of which are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all federal and applicable state securities laws.  The shares of the Common Stock of AMK outstanding are owned by the Parent free and clear of all liens other than the lien imposed by the Amended and Restated Revolving Credit, Term Loan and Security Agreement among the Parent, its affiliates and PNC Bank, NA.  No person to whom any share was issued and no person claiming through any such person has any claim against AMK in respect of any such issuance, including any claim based upon an alleged misstatement of fact in connection with such issuance or an omission to state a material fact necessary to make the statements of fact stated in connection with such issuance not misleading.   There are no outstanding offers, options, warrants, rights, calls, commitments, obligations (verbal or written), conversion rights, plans or other agreements (conditional or unconditional) of any character providing for or requiring the sale, purchase or issuance of any shares of capital stock or any other securities of AMK.

(c)           AIGP is a limited liability company duly organized, validly existing and in good standing under the Laws of Poland.  AIGP is duly qualified and in good standing as a foreign corporation in each of the jurisdictions set forth in Section 3.1(a)-1 of the Disclosure Letter, which constitute all of the jurisdictions where such qualification is necessary.  AIGP has furnished to Purchaser a complete and correct copy of AIGP’s [organization documents], each as amended or restated, as of the date hereof (the “AIGP Charter Documents”).  The minute books, stock ledgers and stock transfer records of AIGP have been furnished by the Parent to the Purchaser for review.  Except as set forth on Section 3.1(a)-2 of the Disclosure Letter, such minute books contain the minutes of all meetings of the shareholder and board of directors of AIGP and copies of all actions taken by consent of the shareholder and directors of AIGP.  Except as set forth in Section 3.1(a)-3 of the Disclosure Letter, all such meetings were duly called and held, and a quorum was present and acting throughout each such meeting, and all such consents were duly executed by all parties thereto.  Except as set forth in Section 3.1(a)-4 of the Disclosure Letter, such stock ledgers and stock transfer records reflect all issuances and registrations of transfer of all shares of capital stock of AIGP, and the certificates representing all canceled shares of capital stock have been returned to the stock ledger. AIGP is not in violation of any of the provisions of AIGP Charter Documents.

(d)           AIGP has authorized capital stock consisting solely of ten (10) shares (the “AIGP Stock”) , of which ten (10) shares are issued and outstanding, and all of which are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all Laws.  The AIGP Stock outstanding is owned by AMK free and clear of all liens other than the lien imposed by the Amended and Restated Revolving Credit, Term Loan and Security Agreement among the Parent, its affiliates and PNC Bank, NA.  No person to whom any share was issued and no person claiming through any such person has any claim against AIGP in respect of any such issuance, including any claim based upon an alleged misstatement of fact in connection with such issuance or an omission to state a material fact necessary to make the statements of fact stated in connection with such issuance not misleading.   There are no outstanding offers, options, warrants, rights, calls, commitments, obligations (verbal or written), conversion rights, plans or other agreements (conditional or unconditional) of any character providing for or requiring the sale, purchase or issuance of any shares of capital stock or any other securities of AIGP.

(e)           AMK Technical Services is a “doing business as” name of AMK and all references to AMK Technical Services herein shall be considered a reference to and binding on AMK

3.2           No Violation.

(a)           The execution, delivery and performance by the Company of this Agreement and any other instrument or document executed and delivered hereunder by the Company (a) does not conflict with the AMK Charter Documents or the AIGP Charter Documents, (b) does not violate any Law or Order applicable to the Company or the Company Assets, (c) does not result in the creation or imposition of any Lien on the Company Assets, and (d) except as set forth in Section 3.2(a) of the Disclosure Letter does not result in a breach of or constitute a default (or an event which with the passage of time or giving of notice, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Contract to which the Company is a party or by which the Company, or any of the Company Assets, may be bound.  No notice to, filing with, or Consent of, any Regulatory Authority is necessary for the consummation of the transactions contemplated in this Agreement.

(b)           The execution, delivery and performance by the Parent of this Agreement and any other instrument or document executed and delivered hereunder by the Parent (a) does not conflict with the Parent’s organizational documents (b) does not violate any Law or Order applicable to the Parent or the Parent’s assets, (c) does not result in the creation or imposition of any Lien on the  Parent’s assets, and (d) except as forth in Section 3.2(b) of the Disclosure Letter does not result in a breach of or constitute a default (or an event which with the passage of time or giving of notice, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of or give rise to any right of termination, cancellation, imposition of fees or penalties under, any contract to which the Company or the Parent is a party or by which the Parent, the Company or any of their respective assets, may be bound.  No notice to, filing with, or Consent of, any Regulatory Authority is necessary for the Parent’s consummation of the transactions contemplated in this Agreement.

3.3           Authorization; Validity; Enforceability.

The Company and the Parent have the power to execute, deliver and perform their respective obligations under this Agreement.  The Purchase Documents have been duly executed and delivered, and constitute legal, valid and binding obligations of the Company and the Parent, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally, by the exercise of judicial discretion in accordance with general equitable principles, and by equitable defenses that may be applied to the remedy of specific performance.

3.4           Compliance with Laws; Permits and Orders.

The Company is not engaging in any activity or omitting to take any action that is or creates a violation of any Law.  The Company possesses all Permits necessary for the lawful operation of its business as presently conducted and is in compliance with all such Permits and all applicable Laws and Orders issued by any court or Regulatory Authority and all such Permits will remain in full force and effect after the consummation of the transactions contemplated herein.   No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by the Company of any Law, or (ii) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.  The Company has not received any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Law.

3.5           Books and Records.

The books, accounts and other records of the Company, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices appropriate for the applicable type of books, accounts or records.

3.5A        Financial Statements.

Attached hereto as Section 3.5A of the Disclosure Letter are true and complete copies of the Financial Statements.  The Financial Statements:  (a) are correct and complete in all material respects and have been prepared in accordance with the books of account and records of the Company; (b) fairly present, and are true, correct and complete statements in all material respects of the Company’s financial condition and the results of its operations and cash flows at the dates and for the periods specified in such statements; and (c) have been prepared in accordance with GAAP, except for the absence of required footnotes, consistently applied during the years reflected therein.

3.6           Liabilities.

As of the Effective Date, the Company will have no Liabilities other than the Permitted Liabilities and there will be no Lien or other encumbrance on the assets of the Company, that is not a Permitted Encumbrance or disclosed in Section 3.6 of the Disclosure Letter (“Undisclosed Liabilities”), and the Company does not have Knowledge of any basis for or threat of an assertion against the Company of any Undisclosed Liability.

3.7           Absence of Certain Changes.

(a)           Since December 31, 2016 (the “Cutoff Date”), the Company has used commercially reasonable efforts to preserve the Business intact, to keep available to the Company the services of all current officers and employees of the Company and to preserve the goodwill of the suppliers, customers, employees and others having business relations with the Company as of such date. Since the Cutoff Date, the Company has conducted its Business in the ordinary course, has maintained its rates and charges without reduction and has maintained its assets and properties in at least as good order and condition as existed on such date, ordinary wear and tear excepted.

(b)           Except as set forth in Section 3.7(b) of the Disclosure Letter, since the Cutoff Date, the Company has not: (i) suffered any adverse change in, or the occurrence of any events which, individually or in the aggregate, has or have had, or might reasonably be expected to have, a Material Adverse Effect on the Business; (ii) incurred damage to or destruction of any of the Company Assets individually or in the aggregate having a replacement cost in excess of $50,000, whether or not covered by insurance; (iii) incurred any obligation or liability (fixed or contingent) not in the Ordinary Course of Business in excess of $50,000; (iv) written off as uncollectible any accounts receivable or any portion thereof, except for write-downs, write-ups, and write-offs in the Ordinary Course of Business, none of which is material in amount; (v) encumbered any of the Company Assets with any Liens in addition to Liens in existence as of the Cutoff Date other than Permitted Encumbrances; (vi) sold, transferred or leased any asset that would otherwise have been included in the Company Asset individually having a replacement cost in excess of $20,000, or canceled or compromised any debt or material claim, except in the ordinary course of business; (vii) sold, assigned, transferred or granted any rights under or with respect to any licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset; (viii) amended or terminated any Contracts which otherwise would have been provided to Purchaser in respect of the Personnel or set forth in Schedule 3.13(a); (ix) waived or released any other rights of material value to the Company; (x) declared or paid any dividend on its capital stock, or set apart any money for distribution to or for Parent; (xi) compromised any account receivable or any portion thereof for less than the face amount thereof; (xii) redeemed any portion of its capital stock; (xiii) entered into, or amended the terms of, any employment or consulting agreement; or (xiv) entered into any transactions not in the Ordinary Course of Business which would, individually or in the aggregate, materially adversely affect the Business.

3.8           Ownership of Company Assets.

Except as set forth in Section 3.8 of the Disclosure Letter, the Company has good and indefeasible or marketable, as appropriate, title to, or a valid leasehold interest in, or a valid license to use, the Company Assets. The Company Assets constitute all of the assets necessary for the operation of the Business and are in the aggregate, in good condition and state of repair, reasonable wear and tear and normal depreciation excepted.

3.9           Accounts Receivable and Accounts Payable.

Section 3.9 of the Disclosure Letter contains a complete and accurate aged list of all accounts receivable and accounts payable of the Company as of the close of business on December 31, 2016.  All accounts receivable shown on Section 3.9 of the Disclosure Letter represent, and all accounts receivable on the Closing Date will represent, sales actually made or services actually performed in the Ordinary Course of Business in bona fide transactions completed in accordance with the terms and provisions contained in any documents relating thereto, and will not be subject to any defenses, counterclaims, or rights of setoff other than those arising in the Ordinary Course of Business and for which adequate reserves will have been established and are fully collectible to the extent not reserved for in the balance sheet on which they are shown.

3.10        Personal Property.

(a)           Section 3.10(a) of the Disclosure Letter contains (i) a true and correct list and a description (including serial number, vehicle registration, tag number and location) of all vehicles owned by the Company and those leased by the Company, (ii) a true and correct list of all other Equipment and other capitalized assets owned by the Company; and (iii) a summary of all other items of personal property owned by the Company.

(b)           The Company has good and transferable title to all of its Equipment, vehicles, and other items of owned personal property free and clear of all Liens, other than Permitted Encumbrances and other than as disclosed on Section 3.10(b) of the Disclosure Letter, all of which shall be removed prior to Closing, other than those included for purposes of calculating Adjusted Working Capital.  Copies of all documents evidencing Liens disclosed on Section 3.10(b) of the Disclosure Letter have been provided to Purchaser.  Except as forth in Section 3.10(b) of the Disclosure Letter, the sale of the Purchased Shares to the Purchaser will not cause a Default under any Contract or Permitted Encumbrance.

(c)           Section 3.10(c)-1 of the Disclosure Letter contains a list of all leases for vehicles, Equipment or other items of personal property leased by the Company.  True and correct copies of each lease listed on Section 3.10(c)-1 of the Disclosure Letter and any amendments, extensions, and renewals thereof have been provided to Purchaser.  Each of the leases described on Section 3.10(c)-1 of the Disclosure Letter is in full force and effect and there are no existing Defaults by the Company or, to the Knowledge of the Parent or the Company, any other party to such lease.  No rights of the Company under such leases have been assigned or otherwise transferred as security for any obligation of the Company.  Except as described on Section 3.10(c)-2 of the Disclosure Letter, no Third Party consents are required as a result of the transactions contemplated by this Agreement.

3.11        Inventories.

(a)           All inventory included in the computation of the Adjusted Working Capital as of the Effective Date (“Inventory”), (i) at the Effective Date will be located on the Premises, other than certain work-in-progress Inventory that, in the Ordinary Course of Business, is located offsite with subcontractors or otherwise, (ii) has been or will be acquired by the Company only in bona fide transactions entered into in the Ordinary Course of Business, (iii) is of good and merchantable quality except to the extent adequately reserved for in the Balance Sheet and the work papers underlying the Closing Statement, (iv) is not now and at the Closing Date will not be subject to any write-down or write-off in excess of the reserves established, and (v) is valued at the lesser of cost or net realizable market value, with appropriate adjustments for obsolete, damaged, discontinued and slow moving Inventory in accordance with GAAP.  Except as described in Section 3.11 of the Disclosure Letter, the Company has now and on the Closing Date will have valid legal title to its Inventory free and clear of any Liens, other than Permitted Encumbrances and Liens disclosed on Section 3.10(b) of the Disclosure Letter.  The Company has no obligation with respect to the return of Inventory in the possession of wholesalers, retailers, or other customers. The Inventory is adequate and appropriate for the conduct of the business of the Company as it is currently being conducted.  Inventory levels are not in excess of the normal operating requirements of the Company in the Ordinary Course of Business.

(b)           All finished goods Inventory has been manufactured in conformity with all applicable contractual commitments and all express and implied warranties.  Section 3.11(b)-1 of the Disclosure Letter includes copies of the Company’s standard terms and conditions of sale.  Unless otherwise described in Section 3.11(b)-1 of the Disclosure Letter , no product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale set forth in Section 3.11(b)-1 of the Disclosure Letter.  Section 3.11(b)-2 of the Disclosure Letter contains a list of all pending warranty claims.

(c)           Except as set forth in Schedule 3.11(c) of the Disclosure Letter, in respect of any item included in Inventory as of the Closing Date which is the subject of a contract or purchase order providing for a fixed priced, the portion of the purchase price received to date by the Company plus the amount included in accounts receivable or inventory (work in progress), represents an equitable allocation of the price for such item based on the costs incurred by the Company with respect to the production of such item to date and the costs reasonably anticipated by the Company that remain to be incurred to complete such item.

3.12        Personnel and Labor Matters.

(a)           Section 3.12(a)-1 of the Disclosure Letter contains a list of the names of all Company personnel anticipated to be employed by the Company as of the Effective Date and their location of employment (collectively, “Personnel”).  The Company has provided to Purchaser a copy of all written agreements between the Company and any Personnel and, in the case of those persons whose agreements are not in writing, the Company has provided Purchaser with a summary of the material terms of such agreements, and all of such written and oral agreements are included in the Contracts referenced on Section 3.12(a)-2 of the Disclosure Letter.  Except as reflected in written agreements provided to Purchaser, all employees are employed on an at-will basis.  Section 3.12(a)-2 of the Disclosure Letter identified each Person that has received an IRS Form 1099 from the Company within the last three years from the date of this Agreement.

(b)           To the Knowledge of Parent or the Company, except as set forth in Section 3.12(b) of the Disclosure Letter, none of the individuals listed on Section 3.12(a)-1 of the Disclosure Letter is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such individual and any other Person that in any way materially adversely affects or will affect (i) the performance of his or her duties to the Company, whether as an employee or otherwise, or to the customers of the Company, or (ii) the ability to conduct the Business.

(c)           The Company is not (i) a party to, and does not have any obligation pursuant to any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the Personnel, or (ii) obligated under any Contract, Order or Law to recognize or bargain with any labor organization or union on behalf of such Personnel.  There are no pending or, to the Knowledge of the Company, threatened Labor Claims.  The Company is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any Tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.  There is no outstanding policy, practice, plan, agreement or arrangement with respect to severance payments with respect to any Personnel or former employee.

(d)           Except as set forth in Section 3.12(d)-1 of the Disclosure Letter, the Company has complied with all Laws relating to the employment of labor to the extent relating to the Business, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, workers’ compensation and the payment of social security and other Taxes and unlawful discrimination and harassment.  Except as set forth in Section 3.12(d)-2 of the Disclosure Letter, there are, and during the past three (3) years there have been, no legal actions against the Company alleging any unfair labor practices, minimum wage or overtime or equal pay violations, occupational safety and health violations, wrongful discharge or unfair dismissal claims, employee grievances, discrimination claims, claims arising out of any alleged failure to properly inform or consult employees or their representatives, workers’ compensation claims or claims relating to unpaid wages or other compensation due to any personnel of the Company, and, to the Company’s Knowledge, none have been threatened nor is there any reasonable basis therefore.  No notice has been received by the Company within the past three (3) years of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of the Company, and, to the Company’s Knowledge, no such investigation is in progress.  The Company has not incurred any liability, and no facts exist that would be likely to give rise to any liability, in connection with the classification by the Company of any individual as an independent contractor.

(e)           There are no outstanding orders or charges against the Company under any occupational health or safety legislation and, to the Company’s Knowledge, none have been threatened.  All levies, assessments and penalties made against the Company related to the Business pursuant to all applicable workers compensation legislation as of the date hereof have been paid.

(f)           Each individual currently employed by the Company has presented legal proof of his or her identity and authorization to work in the relevant jurisdiction for such the Company and is either (i) a citizen of the relevant jurisdiction or lawful permanent resident entitled to work or (ii) a nonimmigrant possessing a current, valid authorization issued by U.S. Citizenship and Immigration Services (or equivalent foreign border control agency) permitting employment by the Company.

(g)           The Company has taken reasonable measures to protect its trade secrets and intellectual property, including, without limitation, causing all Personnel to execute a non-disclosure agreement and an assignment of rights to all inventions agreement in favor of the Company.

3.13        Contracts.

(a)           Schedule 3.13(a) attached hereto contains a true and correct list of all Contracts, oral or written, to which the Company is party as of the date hereof and, in the case of oral Contracts, a description of the material terms thereof, provided, however a Contract need not be listed on Schedule 3.13(a) if it (i) concerns the employment of Personnel, (ii) involves the payment or receipt of no more than $25,000, or (iii) can be terminated solely by the Company on no more than 30 days’ notice without liability to the Company of more than $10,000.

(b)           Each of the Contracts is in full force and effect and there exists no Default under any Contract by the Company or, to the Knowledge of the Company and Parent, any other party to such Contracts or any event which, with the passage of time, will create a Default thereunder by the Company or, to the Knowledge of the Company and Parent, any other party to such Contracts.  Except as set forth in Section 3.13(b) of the Disclosure Letter, no consent of any party to the Contracts is required as a result of the transactions contemplated by this Agreement.

(c)           The Company has not received notice (written or oral) of any threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract.

(d)           Except as indicated on Section 3.13(d)-1 of the Disclosure Letter, no Related Person of the Company has or had any material interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business.  Except as disclosed in Section 3.13(d)-2 of the Disclosure Letter, the Company does not have nor does any Related Person of the Company own, or has ever owned, of record or as a beneficial owner, a material equity interest or any other material financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with the Company. Except as set forth in Section 3.13(d)-3 of the Disclosure Letter, no Related Person of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.14        Intellectual Property.

(a)           Section 3.14(a) of the Disclosure Letter sets forth a complete list of all of the following types of Intellectual Property Rights owned by the Company:  (i) patents and patent applications; (ii) trademark and service mark registrations and registration applications; (iii) unregistered trademarks and service marks used in the Business; (iv) Internet domain name registrations; (v) copyright registrations and renewals thereof and applications for registration of copyrights; and (vii) trade names and corporate names.  Except for know-how and other rights protected under common law, the Intellectual Property Rights referred to in the preceding sentence are all rights necessary for the operation of the Business as conducted as of the date hereof.

(b)           Except as set forth in Section 3.14(b) of the Disclosure Letter and except for off-the-shelf computer software used in the Ordinary Course of Business, the Company does not use Intellectual Property that is owned by, or is licensed from, a Third Party.

(c)           Except as set forth in Section 3.14(c) of the Disclosure Letter, to the Company’s Knowledge, no Computer Software or process of the Company has manifested significant operating problems, other than such problems that are correctable in the Ordinary Course of Business.

(d)           The Company has complied with all privacy regulations as mandated by Law and/or as required by relevant Third Parties.

(e)           No Litigation is pending or, to the Knowledge of the Company, threatened, and the Company has not received any notice that the Company has infringed upon or its business conflicts with any rights claimed by any Third Party.

3.15        Litigation.

Except as set forth in Section 3.15 of the Disclosure Letter, there is no Litigation pending or, to the Knowledge of the Company or Parent, threatened against the Company, at law or in equity, or before or by any Regulatory Authority. The Company is not a party to or bound by any Order that affects the Business.

3.16        Real Property; Environmental Matters.

(a)           The Real Property, including buildings located at 283 Sullivan Avenue, South Windsor, Connecticut 06074 currently occupied by the Business, constitutes all of the real property necessary for the operation of the Business.  The Company has a leasehold interest in the Real Property through its affiliated entity and enjoys peaceful and undisturbed possession of the Real Property free and clear of all Liens other than Permitted Encumbrances.  The Real Property has no defects which could materially impair the day to day use thereof for the conduct of the Business as currently conducted.  To the Company’s Knowledge, the current use of the Real Property is authorized under town planning and zoning law free from any conditions prejudicial to the carrying out of the Business; and no violations, notices or complaints have been received in relation to the Real Property from any Governmental Body or other party.

(b)           Except as set forth in Section 3.16(b) of the Disclosure Letter, (i) the Company is in compliance with all applicable Environmental Laws; (ii) to the extent the Company has transported, stored and disposed of any Hazardous Materials upon real property owned or leased by it, such activities have been in compliance with applicable Environmental Laws; (iii) there has not occurred, nor is there presently occurring, a Release of any Hazardous Materials by or caused by the Company on, into or beneath the surface of any parcel of real property in which the Company has an ownership interest or any leasehold interest in violation of applicable Environmental Laws; (iv) to the Knowledge of the Company, the Company has not transported or disposed of, or allowed or arranged for any third parties to transport or dispose of, any materials to or at a site which, pursuant to CERCLA, has been placed on the National Priorities List; (v) the Company has not received written notice that the Company is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under RCRA; and (vi) the Company has not undertaken at the request of any federal, state or local Governmental Body (or been requested in writing by any federal, state or local Governmental Body to undertake) any response actions pursuant to any Environmental Law.

3.17        Insurance.

The Company maintains no policies of insurance.  Section 3.17-1 of the Disclosure Letter lists all policies of insurance maintained by Parent under which the Company is a named insured.  There are no unsatisfied written requirements imposed or made by any of Parent’s current insurance companies with respect to current policies covering any of the Company Assets, or by any Governmental Body requiring or recommending, with respect to any of the Company Assets, that any repairs or other work be done on or with respect to, or requiring or recommending any equipment or facilities be installed on or in connection with, any of the Company Assets.  Section 3.17-2 of the Disclosure Letter sets forth a correct and complete list for the three-year period ending on the Closing Date, of (i) all accidents, casualties or damage occurring on or to the Company Assets or relating to the Business which resulted in claims individually or in the aggregate in excess of $50,000, and (ii) claims for product liability, damages, contribution or indemnification and settlements (including pending settlement negotiations) resulting therefrom which individually or in the aggregate are in excess of $50,000. As of the Estimate Determination Date there are no disputes with underwriters of any insurance policies or bonds maintained by the Company.

3.18        Employee Benefit Plans.

(a)           Section 3.18(a) of the Disclosure Letter sets forth a true, complete and correct list of all plans, programs, policies, arrangements and agreements that the Company, Parent or any ERISA Affiliate (as defined below) maintains, has ever maintained or contributed to, or has entered into or is obligated under with respect to personnel of the Company that provides or promises retirement benefits, deferred compensation, welfare benefits, fringe benefits or equity compensation for any employee of the Company and/or their eligible dependents (collectively, the “Employee Benefit Plans”).  For purposes of this Agreement, the term “ERISA Affiliate” means, with respect to the Company and Parent, any corporation, trade or business which, together with the Company or Parent, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

(b)           With respect to each Employee Benefit Plan, the Company has provided Purchaser with a true and complete copy of the Employee Benefit Plan document and the summary plan description thereof, if applicable, or, if no such document or summary exists, a written description of such Employee Benefit Plan.

(c)           Each Employee Benefit Plan is, and has been at all times, administered and operated in compliance with its terms and all statutes, orders or governmental rules or regulations, including but not limited to the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder (“ERISA”) and the Code, and any and all collective bargaining agreements and other contracts. With respect to the Employee Benefits Plans, to the Knowledge of the Company and Parent, no event or conduct has occurred that could result in the imposition on the Company of any excise Tax under Sections 4971 through 4980B of the Code or any civil liability under Section 502(i) of ERISA. To the Company’s and Parent’s Knowledge, the requirements of Part 6 of Subtitle I of ERISA and Section 4980B of the Code and the regulations promulgated thereunder (“COBRA”), including COBRA’s notice and disclosure obligations to eligible employees, have been met in all material respects with respect to each Employee Benefit Plan to the extent COBRA is applicable to such Employee Benefit Plan.

(d)           Each Employee Benefit Plan that is intended to be tax-qualified under the Code is so qualified and has received a favorable determination letter from the IRS with respect to the qualification and tax-exempt status of the Employee Benefit Plan and nothing has occurred (or failed to occur) since the receipt of such determination letter to cause the loss of the Employee Benefit Plan’s qualification and tax-exempt status and such Employee Benefit Plan has been amended in form for compliance with current law.

(e)           Neither Company, Parent, nor any ERISA Affiliate  contributes to, has an obligation to contribute to, or has any liability with respect to  a multiemployer plan (within the meaning of Section 3(37) of ERISA) or an “employee pension benefit plan” (within the meaning set forth in Section 3(2) of ERISA) that is subject to the requirements of Section 412 of the Code or Title IV of ERISA.  The Company, Parent and its ERISA Affiliates have never incurred any withdrawal liability relating to a multiemployer plan and do not reasonably expect to incur any withdrawal liability relating to a multiemployer plan.

(f)           All required reports and descriptions of the Employee Benefit Plans (including IRS Form 5500 Annual Reports and Summary Plan Descriptions) have been appropriately and timely filed and distributed.  All notices required by ERISA, the Code or any other state or federal law, ruling or regulation with respect to the Employee Benefit Plans have been appropriately filed, and all contributions to the Plans for all periods ending on or before the Closing (including periods from the first day of the current plan year to Closing) will be made prior to Closing by the Company in accordance with past practice and the recommended contribution in the applicable actuarial report.  All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full in a timely manner.

(g)           No prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) or reportable events (as defined in Section 4043 of ERISA) have occurred with respect to the Employee Benefit Plans.

(h)           All contributions due to the Employee Benefit Plans on or before the Closing Date will be made prior to the Closing Date by the Company.  The minimum funding requirements of Section 412 of the Code or Section 302 of ERISA have always been satisfied, as applicable.

(i)           No action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the Employee Benefit Plans or the assets thereof (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) are pending or, to the knowledge of the Parent or the Company, threatened or imminent against or with respect to the Employee Benefit Plans, the Company or any fiduciaries (as defined in Section 3(21) of ERISA) of the Employee Benefit Plans (including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under an Employee Benefit Plan); and neither the Company nor the Parent have knowledge of any facts which would give rise to or could give rise to any such action, suit, grievance, arbitration or other manner of litigation or claim.

(j)           Except as expressly provided herein or as set forth in Section 3.18(e) of the Disclosure Letter,  the Company does not have any stock purchase plan, stock option plan,  phantom stock plan, deferred compensation plan, severance plan (or any similar arrangement), whether or  not subject to ERISA.

(k)           The Company has no retiree health plan obligations (other than COBRA).  Further, neither the Company nor any ERISA Affiliate has now or at any time within the previous six years contributed to, sponsored or maintained any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(l)           Each Employee Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.  None of the payments contemplated by the Plans would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code) and neither the execution, delivery or performance of this Agreement would accelerate the payment, vesting or funding of benefits under any of the Plans.

(m)           Except as expressly provided herein or as set forth in Section 3.18(e) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will entitle any Personnel to severance or any similar payment to be paid by Purchaser.

(n)           The Company and Parent and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Plan”) (i) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”) and (ii) has been in compliance with all applicable Healthcare Reform Laws since March 23, 2010. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, Parent or any Company Health Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.  The Company maintains sufficient documentation to comply with the reporting requirements under Section 6055 and 6056 of the Code, except as would not reasonably be expected to result in material liability to the Company.

(o)           The Company has complied in all material respects with all applicable federal and state employment laws, including, but not limited to, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the National Labor Relations Act, the Pregnancy Discrimination Act of 1978, all applicable civil rights acts, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Worker Adjustment and Retraining Notification Act and all rules and regulations established by the Occupational Health and Safety Administration and the Equal Employment Opportunity Commission and the Sarbanes-Oxley Act of 2002.

3.19        Taxes.

(a)           All Tax Returns required to be filed by or on behalf of the Company, or any consolidated group of which the Company is a part, have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings).  All such Tax Returns were correct and complete (i) in all respects in so far as they relate to Company and (ii) in all material respects in so far as they do not relate to Company.  All Taxes payable by or on behalf of the Company or by the consolidated group of which the Company is a member have been fully and timely paid (whether or not shown on any Tax Return).  With respect to any period for which Tax Returns of or relating to the Company have not yet been filed or for which Taxes are not yet due or owing, the Company has made sufficient accruals for such Taxes on the face of the most recent balance sheet included in the Financial Statements of the Company and on its books and records.  All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company.  Except as set forth in Section 3.19(a) of the Disclosure Letter no basis exists for the imposition of additional Taxes by any Taxing Authority on the Company or any member of the consolidated group of which the Company is a member.

(b)           The Company has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws and all Forms W-2 and 1099 (and all similar forms in Poland) required with respect thereto have been properly completed and timely filed.

(c)           No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and no basis exists for such a claim.

(d)           All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of the Company have been fully paid or provided for on the books and records and the Financial Statements of the Company, and there are no other audits or investigations by any Taxing Authority in progress, and neither the Company nor any member of the consolidated group of which the Company has been a part has received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.  No issue has been raised by a Taxing Authority in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(e)           Except as set forth in Section 3.19(e) of the Disclosure Letter, neither the Company nor any member of the consolidated group of which it is a part has (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension or waived the statute of limitations for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(f)           Except as set forth in Section 3.19(f) of the Disclosure Letter, the Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) (“Tax Sharing Agreement”) pursuant to which it will have any obligation to make any payments after the Closing.  Any Tax Sharing Agreement listed in Section 3.19 of the Disclosure Letter shall terminate as of the Closing Date and shall have no further effect for any taxable year.

(g)           There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company, other than Permitted Encumbrances.

(h)           Except as set forth on Section 3.19(h) of the Disclosure Letter, there is no taxable income of the Company that will be required under applicable Tax Law to be reported by Purchaser for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date.

(i)           The Company has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(j)           The Parent filed a consolidated federal income tax return with the Company for the taxable year immediately preceding the current taxable year and the Parent is eligible to make an election under section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) (the “338(h)(10) Election”) with respect to Company.  Neither AMK or AIGP has been a member of an Affiliated Group filing or consolidated federal income Tax Return other than a group, the common parent of which is Parent.

(k)           The Parent is not a foreign person within the meaning of Section 1445(b)(2) of the Code.

3.20        Customers, Suppliers, Distributors and Agents.

(a)           The names and addresses of all clients of the Company during the year ended December 31, 2015 and during the period of twelve months ending December 31, 2016, who have accounted for more than ten percent (10) of the Company’s revenues during each of those periods (each a “Principal Client”) are set forth in Section 3.20(a) of the Disclosure Letter.

(b)           Except as set forth in Section 3.20(b) of the Disclosure Letter, neither the Company nor Parent has any Knowledge that any Principal Client or supplier to the Company whose sales to the Company represent more than 10% of the Company’s purchases during the year ended December 31, 2015 or the period of twelve months ending December 31, 2016 (“Principal Supplier”) will cease to continue such relationship, or will substantially reduce the extent of such relationship, at any time prior to or after the Closing Date.  Neither the Company nor Parent has any Knowledge of (i) any contemplated material and adverse modification or change in the business relationship of the Company with, or (ii) any existing condition or state of facts which will materially adversely affect, or has a reasonable likelihood of materially adversely affecting the business relationship of the Company with any Principal Client or Principal Supplier or which has prevented or will prevent the Business from being carried on under its new ownership after the Closing in substantially the same manner as it is currently carried on.

(c)           Neither the Company nor Parent has any Knowledge that the change of ownership of the Company will materially adversely affecting the business relationship of the Company with any Principal Client or Principal Supplier.

3.21        Brokers and Finders.

The Company has not incurred any obligation or Liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

3.22        No Injunction

No Litigation, regulation, or legislation is pending or threatened which seeks to enjoin, restrain, or prohibit Purchaser, or to obtain damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of the Company or all or a material portion of the Business, which, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated by this Agreement.

3.23        Correctness of Representations.

No representation or warranty of the Company or Parent in this Agreement or the Disclosure Letter or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto, contains any untrue statement of material fact or omits to state any fact necessary in order to make the statements contained therein not misleading in any material respect.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company as follows:

4.1           Organization and Qualification.

Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Ohio and has all necessary power and authority to conduct its business and to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.

4.2           Authority; Validity and Binding Effect.

Purchaser has full power and authority to enter into each of the Purchase Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of each of the Purchase Documents to which Purchaser is a party have been duly and validly authorized and approved by all necessary action on the part of Purchaser.  Each of the Purchase Documents to which Purchaser is a party are the legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally, and by the exercise of judicial discretion in accordance with equitable principles.  Neither the execution and delivery by Purchaser of any of the Purchase Documents to which Purchaser is a party nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (i) violate Purchaser’s Articles of Incorporation or Code of Regulations, (ii) violate any provisions of Law or any Order of any court or any Regulatory Authority to which Purchaser is subject, or by which its assets or properties are bound, or (iii) conflict with, result in a breach of, or constitute a Default under any Contract to which Purchaser is a party or by which its assets or properties are bound.

4.3           Governmental Approval and Consents.

No consent, approval, or authorization of or declaration, filing, or registration with any Regulatory Authority is required in connection with the execution, delivery, and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

4.4           Brokers and Finders.

Neither Purchaser nor any Related Person of Purchaser has incurred any Liability to any Person for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

4.5           Correctness of Representations.

No representation or warranty of Purchaser in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto contains any untrue statement of material fact or omits to state any fact necessary in order to make the statements contained therein not misleading in any material respect.

ARTICLE 5
COVENANTS OF THE COMPANY AND PARENT AND PURCHASER

5.1           Conduct of Business Until Closing Date. Except as permitted or required hereby between the date hereof and the Closing Date the Company shall, and the Parent shall and shall cause the Company to:

(a)           operate its business only in the usual, regular and ordinary manner, and use commercially reasonable efforts to (a) preserve the present business organization of the Company intact, (b) keep available the services of the present employees of the Company, and (c) preserve the current business relationships of the Company with customers, clients, suppliers, distributors and others having business dealings with it;

(b)           bear the risk of loss or damage to the Company Assets and maintain all properties, subject to normal wear and tear, necessary for the conduct of its business;

(c)           maintain the books, records and accounts of the Company in the usual, regular and ordinary manner, on the basis consistent with prior periods;

(d)           duly comply with all laws, rules and regulations applicable to the conduct of its business;

(e)           perform all of its obligations without default, unless such default is of no significance and could have no adverse impact on the Assets, Shares or business of any Company;

(f)           not (a) amend its charter documents, (b) merge with or into, consolidate, amalgamate or otherwise combine with, any other entity; nor (c) change the character of the business of the Company;

(g)           not (a) encumber, mortgage, or voluntarily subject to lien any of the Purchased Shares or Company Assets; (b) transfer, sell, lease, license or otherwise dispose of any of, or any part of, the Company Assets (other than in the ordinary course of business); (c) convey, transfer or acquire any material asset or property to, for or on behalf of the Company other than in the ordinary course of business; (d) enter into any arrangement, agreement or undertaking, with respect to any of the employees of the Company relating to the payment of bonus, severance, profit-sharing or special compensation or any increase in the compensation payable or to become payable to any such employee or lend any money to Parent; nor (e) incur any material fixed or contingent obligation, including, without limitation any indebtedness for borrowed money, or enter into any other arrangement having the economic effect of any of the foregoing;

(h)           not make any distributions or dividends of cash, assets or securities, nor agree to make or make any sales of its securities including the issuance of any additional capital stock or rights or options or contracts to acquire, or instruments convertible into, capital stock, provided, the Company shall be permitted to remain subject to the Amended and restated Credit Agreement with PNC Bank, NA until the Closing Date;

(i)           neither modify, change nor terminate any of its material obligations other than in the ordinary course of business, nor grant any power of attorney with respect to the business of the Company, the Purchased Shares or the Company Assets; and

(j)           not grant any increase in salary payable or to become payable by it to any employee, nor increase benefits payable to any employee under any bonus or pension plan or other contract or commitment, in each case, other than for historical annual increases in salary granted in the ordinary course of business.

5.2           Required Approvals.

Each Party agrees to cooperate with each other Party and use reasonable commercial efforts to promptly prepare and file all necessary filings and other documents and to obtain as promptly as practicable all necessary Consents of all Third Parties and Regulatory Authorities necessary or advisable to effectuate the transaction contemplated hereby so as to obtain for the Company and the Purchaser the ability to operate the Business in substantially the manner conducted as of the date hereof.  Each Party shall have the right to review and comment upon in advance, and to the extent practicable each will consult the other Parties on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Purchaser, the Parent or the Company, as the case may be, that appears in any written materials submitted to any Third Party or Regulatory Authority in connection with the obtaining of any Consent necessary to consummate the transaction contemplated hereby.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  Each of the parties hereto agrees that it will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including, subject to applicable Laws relating to the exchange of information, promptly furnishing the other with copies of notice or other communications received by Purchaser, the Parent or the Company, as the case may be, from any Third Party or Regulatory Authority with respect to the transactions contemplated hereby.

5.3           Covenant to Make Code § 338(h)(10) Election.

Purchaser and the Parent shall jointly make an election under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to the acquisition of the Purchased Shares by Purchaser (the “Code Section 338(h)(10) Election”). Purchaser and Parent shall cooperate fully with each other in the making of such election. In particular, Purchaser shall be responsible for the preparation and filing of all tax returns and forms (the “Section 338 Forms”) required under applicable Tax Law to be filed in connection with making the Code Section 338(h)(10) Election. Parent shall deliver to Purchaser, within 45 days prior to the date the Section 338 Forms are required to be filed, such documents and other forms as reasonably requested by Purchaser to properly complete the Section 338 Forms.

5.4           Purchase Price Allocation.

(a)           Purchaser and Parent shall allocate the Purchase Price in the manner required by Section 338 of the Code and the Treasury Regulations promulgated thereunder.

(b)           Purchaser shall initially prepare a completed set of IRS Forms 8023 (and any comparable forms required to be filed under state, local or foreign tax law) and any additional data or materials required to be attached to Form 8023 pursuant to the Treasury Regulations promulgated under Section 338 of the Code, and such forms shall be executed by the parties on the Closing Date. Purchaser shall prepare all other Section 338 Forms (including without limitation a Form 8883) and shall deliver said forms to Parent for review no later than April 30, 2017. In the event Parent objects to the manner in which such Section 338 Forms have been prepared, Parent shall notify Purchaser within 15 days of receipt of the Section 338 Forms of such objection, and the parties shall endeavor within the next 15 days in good faith to resolve such dispute. If the parties are unable to resolve such dispute within said 15 day period, Purchaser and Parent shall submit such dispute to the Accounting Arbitrator. Promptly, but not later than 15 days after its acceptance of appointment hereunder, the Accounting Arbitrator will determine (based solely on presentations of Purchaser and Parent and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting preparation of the Section 338 Forms shall be conclusive and binding upon the parties.

5.5           Defense Trade Controls Letter.

Promptly, but no more than five (5) days after the Closing, the Parent will send to the U.S. Department of State, Office of Defense Trade Controls Compliance, a notification of the sale of the Company, in form satisfactory to the Purchaser, and will promptly respond to any follow-up requests from the appropriate officials.

5.6           Retention of Employees of the AMK.

Purchaser will cause AMK to continue to employee all personnel of AMK as of the date hereof as employees at will.

ARTICLE 6
CONDITIONS PRECEDENT

6.1           Conditions Precedent to the Obligations of Purchaser.

The obligations of Purchaser pursuant to this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which conditions may be waived by Purchaser in its sole discretion:

(a)           Accuracy of Representations and Warranties.  All representations and warranties made by the Parent in this Agreement, any Schedule or Exhibit hereto, or any certificate or instrument delivered to Purchaser or its representatives by the Parent or Company, or their representatives, shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby.

(b)           Performance of Agreements.  The Parent and the Company shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by them on or before the Closing Date pursuant to this Agreement.

(c)           Litigation, Etc.  No claim, action, suit, proceeding, arbitration, investigation or hearing shall be pending or threatened against or affecting the Company, Parent or the Purchased Shares, which (a) seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement; (b) would materially adversely affect the business of the Company or the ability of Purchaser to consummate the transactions contemplated by this Agreement or to own the Purchased Shares or to operate the business of the Company.

(d)           No Violations.  The Company and the Parent shall not be in violation of any law, statute, ordinance, rule, regulation or executive order, the enforcement of which would, individually or in the aggregate, materially adversely affect the business of the Company; or which would individually or in the aggregate, materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to own the Purchased Shares or to operate the business of the Company.  No law, regulation or decree shall have been proposed, adopted or promulgated, or have become effective, the enforcement of which would materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to own the Shares or to operate the business of the Company.

(e)           Approvals and Consents.  The Company and the Parent shall have obtained, and Purchaser shall have received copies of, all of the approvals and consents referred to in Section 5.2, each of which approvals and consents shall be in full force and effect and reasonably satisfactory in form and substance to Purchaser.

(f)           Parent's Certificate.  Purchaser shall have received an accurate certificate of the Parent, dated the Closing Date, materially satisfactory in form and substance to Purchaser, certifying as to the fulfillment of the matters specified in Sections 6.1(a) through (e).

(g)           Good Standing Certificates.  Purchaser shall have received a certificate of the office of the Secretary of State of Connecticut, dated within 10 days before the Closing Date, certifying that the records of such state regarding the Company reflect neither a certificate of dissolution, a court order declaring dissolution, a merger or consolidation which terminated its existence, nor suspension of its powers, rights and privileges, and that in accordance with the records of such state, the Company is authorized to exercise all of its powers, rights and privileges in such state.

(h)           Lease.  The Lease with respect to the Real Property located at 283 Sullivan Avenue, South Windsor, Connecticut shall have been assigned to and assumed by the Company pursuant to an assignment and consent substantially in the form of Schedule 6.1(h) attached hereto (the “Lease Assignment Documents”) with any changes being reasonably acceptable to Purchaser, and the Company shall have received estoppel certificates included in the Lease Assignment Documents in form and substance reasonably acceptable to Purchaser.

(i)           Bank.  PNC Bank, NA shall have released the Company from any and all obligations under the Amended and Restated Revolving Credit, Term Loan and Security Agreement to which the Company and its affiliates are party.

(j)           Resignations.  The current officers and directors of the Company shall have tendered their resignations from such positions and shall have elected as directors of the Company such individuals as shall be directed by the Purchaser.

(k)           Title Documents.  Parent shall have delivered to Purchaser certificates representing the Purchased Shares, duly executed for transfer or accompanied by duly executed stock powers

6.2           Conditions Precedent to the Obligations of Parent.

The obligations of the Parent under this Agreement are subject to the satisfaction at the Closing of each of the following conditions.

(a)           Accuracy of Representations and Warranties.  All representations and warranties made by Purchaser in this Agreement shall be true as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)           Performance of Agreements.  Purchaser shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

(c)           Litigation, Etc.  No claim, action, suit, proceeding, arbitration, investigation or hearing shall be pending or threatened against or affecting the Company, Parent or the Purchased Shares, which (a) seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement; (b) would materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(d)           Purchaser’s Certificate.  Parent shall have received an accurate certificate of the Purchaser, dated the Closing Date, materially satisfactory in form and substance to Parent, certifying as to the fulfillment of the matters specified in Sections 6.2(a) and (b).

(e)           Lease.  The Lease Assignment Documents shall have been executed and delivered.

(f)           Bank.  PNC Bank, NA, as agent and the lenders thereunder shall have released the Company from any and all obligations under the Amended and Restated Revolving Credit, Term Loan and Security Agreement to which the Company and its affiliates are party; shall have released any claim they may have to the Purchased Shares and shall have executed the Pay Direction Letter substantially in the form of Schedule 6.2(f) and shall have executed the Fourteenth Amendment to Amended and Restated Revolving Credit, Term Loan and Security Agreement attached as Exhibit A to such letter.

ARTICLE 7
POST CLOSING MATTERS

7.1           Personnel Matters.

After the closing, the Parent shall pay to the Company an amount equal to the Liabilities of the Company, to the extent not otherwise recorded as a liability for purposes of calculating Actual Adjusted Working Capital, with respect to payments of all earned but unpaid salaries, bonus, vacation pay, sick pay, holiday pay, severance pay and other like obligations and payments to the employees, consultants and other personnel that provide services to the Company (collectively, the “Personnel”) for all periods ending on or prior to the Closing Date or that arise as a result of the consummation of the transaction contemplated hereby.  To the extent the amounts payable by the Parent hereunder are known at the time that the Closing Statement is prepared by the Purchaser, such amounts shall be taken into account in computing Adjusted Working Capital.  Any amounts not included in determining Adjusted Working Capital shall be paid by the Parent to the Company within five (5) business days after Parent’s receipt of written notice of the amount due, with an accompanying explanation of the items listed on the written notice.

7.1A        Gap Period.

During the period of time between the Closing Date and the date that Meyer Tool, Inc. is able to add AMK’s employees to its benefit plans including but not limited to health insurance and 401(k) plan (“Gap Period”), Parent at Meyer Tool’s sole cost shall maintain and keep in force and cover (other than using COBRA) AMK’s employees in their current benefit plans.

7.2           Non-Solicitation.

Until the expiration of five (5) years after the Closing Date (the “Restricted Period”), Parent shall not directly or indirectly solicit for employment or any other contractual relationship, or employ any employee or independent consultant who is then, or during the previous six months was, an employee of, the Company or who is contractually obligated to exclusively perform services for the Company as an independent consultant.

7.2A        Non-competition.

Parent acknowledges that in order to assure the Purchaser that the Purchaser will retain the value of the Company as a “going concern,” Parent agrees, and will cause each of its Affiliates (other than individuals) not to utilize the special knowledge of the business of the Company and its relationships with the Company’s customers, suppliers, and distributors to compete with the Company during the Restricted Period.  Parent agrees, and shall cause each of its Affiliates (other than individuals) not to engage or have an interest, anywhere in the United States of America or any other geographic area where the Purchaser or the Company are engaging in the Business or in which their products are marketed, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except as an owner of two percent (2%) or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market), or through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in any enterprise engaging in a business competitive with or substantially similar to the Business.   During the same period, the Parent, and Parent shall cause its Affiliates (other than individuals) not to, and shall not permit any of their employees, agents or others then under their control to directly or indirectly, whether or not on behalf of either of the Parent or any other Person, accept competitive business (as defined below) from, or solicit the competitive business of any Person who is, or who had been at any time during the preceding five (5) years, a customer of the Purchaser’s or the Company’s Business, known prospective customer of the Purchaser’s or the Company’s Business, or supplier of any of the Purchaser’s or the Company’s Business or any successor to the Business.  For purposes of this agreement competitive business means services of the type performed by AMK on current product type as of the date of this Agreement.

7.3           Confidential Information.

The Parent acknowledges that all non-public information, including, but not limited to, financial information, business and strategic plans, product information, domestic and foreign sources of supply, purchasing, manufacturing and sourcing facilities and relationships, know-how, trade secrets, market reports, Company documents and other materials relating to the Business, and other non-public information regarding the Company’s licensors, suppliers, vendors, manufacturers, clients and customers or regarding any agreements with any of the foregoing, and other confidential and proprietary information of the Company, whether written, oral, electronically encoded or otherwise, exclusively owned, used or possessed by the Company (collectively, “Confidential Information”) is the sole property of the Company.   The Parent will not use such Confidential Information or otherwise disclose any such information to any third party for any reason or purpose whatsoever, other than with respect to (a) the preparation of required financial statements and tax returns, or (b) the defense of any claim relating to the Business. If the Parent is requested or required by law or legal process to disclose any of the Confidential Information and is in the opinion of its counsel compelled to disclose such Confidential Information or else stand liable for contempt or other penalty or censure, the Parent shall provide Purchaser with immediate notice, unless notice is prohibited by law, of any such request or requirement so that Purchaser may seek a protective order or other appropriate remedy.

ARTICLE 8
INDEMNIFICATION

8.1           Agreement of the Parent to Indemnify.

(a)           Subject to the terms and conditions of this Article 8, the Parent, agrees to indemnify (in such capacity “Indemnitor”), defend, and hold harmless Purchaser (in such capacity, “Indemnitee”) from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Purchaser by reason of, resulting from, based upon, or arising out of:

(i)           the breach of any representation, warranty or covenant of the Parent contained in or made pursuant to any Purchase Document or in any certificate, Schedule, or Exhibit furnished by the Parent or any member in connection herewith or therewith;

(ii)           the business activities of the Company prior to close of business on the Closing Date to the extent not otherwise included or provided for on the Company’s financial statements used for purposes of calculating Actual Adjusted Working Capital;

(iii)           any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.1; and

(iv)           any matter covered by Section 8.1(a).

(b)           Subject to the terms and conditions of this Article 8, Purchaser, agrees to indemnify (in such capacity, “Indemnitor”), defend, and hold harmless the Parent (in such capacity, “Indemnitee”) from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Parent by reason of, resulting from, based upon, or arising out of:

(i)           the operation of the Business after the close of business on the Closing Date;

(ii)           any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.1; and

(iii)           any matter covered by Section 8.1(b).

8.2           Procedures for Indemnification.

(a)           An Indemnification Claim shall be made by Indemnitee by delivery of a written declaration to the Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as the Indemnitee shall have concerning such Third Party Claim.

(b)           If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 8.3 hereof shall be observed.

(c)           If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) Business Days to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with Section 8.2(d) hereof.

(d)           Upon determination of the amount of an Indemnification Claim that is binding on both the Indemnitor and the Indemnitee, the Indemnitor shall pay the amount of such Indemnification Claim by wire transfer of immediately available funds.

8.3           Defense of Third Party Claims.

(a)           In the event of a Third Party Claim, the Indemnitor shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims that are included in such Third Party Claims) from receipt of the Indemnification Claim (the “Notice Period”) to notify the Indemnitee, (i) whether or not the Indemnitor disputes its liability to the Indemnitee with respect to such claim, and (ii) notwithstanding any such dispute, whether or not the Indemnitor will, at its sole cost and expense, defend the Indemnitee against such claim.

(b)           In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it will defend the Indemnitee against such claim then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings.  If the Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.  If in the reasonable opinion of the Indemnitee, any such claim or the litigation or resolution of any such claim involves an issue or matter that could have a Material Adverse Effect on the Indemnitee, including the administration of the Tax Returns of the Indemnitee or a dispute with a significant customer or supplier of the Company if the Indemnitee is the Purchaser, the Indemnitee shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnitor.  If the Indemnitee should elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.

(c)           The Indemnitee and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor and the Indemnitee such information as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such claim.

8.4           Settlement of Third Party Claims.

No settlement of a Third Party Claim involving the asserted Liability of the Indemnitee under this Section 8 shall be made without the prior written consent by or on behalf of the Indemnitee, which consent shall not be unreasonably withheld or delayed.  In the event of any dispute regarding the reasonableness of a proposed settlement, the Party that will bear the larger financial Loss resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved Parties.  Any settlement of a Third Party Claim shall include an unconditional release of the Indemnitee from all Liability in respect of such asserted Liability.

8.5           Survival.

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein and the obligations of the parties to indemnify the other shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date, except that the representation and warranties in Sections 3.1, 3.3, 3.16(b), 3.18, 3.19 and 3.21 shall survive and remain in full force and effect indefinitely.   None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

8.6           Limitations.

(a)           The Parent shall be obligated to indemnify the Purchaser only when the aggregate of all Losses suffered or incurred by the Purchaser as to which a right of indemnification is provided under Article 7 exceeds two hundred thousand Dollars ($200,000) (the "Threshold Amount").  After the aggregate of all Losses suffered or incurred by the Purchaser exceeds the Threshold Amount, Purchaser shall be entitled to receive one and one-half ($1.50) dollars in respect of each one dollar of indemnified claims in excess of the Threshold Amount until Purchaser shall have received an amount equal to the sum of the reimbursed indemnified claims plus the Threshold Amount in respect of indemnified claims.  If Purchaser is entitled to any further payments in respect of indemnifications claims, such payments shall be made on a dollar for dollar basis subject to any limitations contained herein. The Threshold Amount shall not apply to claims regarding Section 3.1, Section 3.3, Section 3.16(b) (Environmental), Section 3.18 (Employee Benefits), Section 3.19 (Taxes), and Article 9 (Taxes).  No Indemnitor shall be liable for Losses in excess of the actual Losses suffered by the Indemnitee as a result of the act, circumstance, or condition for which indemnification is sought and the aggregate amount of all Losses for which the Parent shall be liable pursuant to this Article 8, shall not exceed 50% of the Adjusted Purchase Price.

8.7           Adjustment to Purchase Price.

Any payment of an Indemnification Claim or Tax Indemnity hereunder shall be accounted for as an adjustment to the Adjusted Purchase Price.

ARTICLE 9
TAX MATTERS

9.1           Tax Allocations.

Parent shall be responsible for and indemnify Purchaser, and each Purchaser Affiliate and hold them harmless from and against (without duplication), any loss, claim, liability, expense, or other damage including interest and penalties attributable to (i) all Taxes (or the non-payment thereof) of the Company, and those of any member of the consolidated group of which the Company was a member together with Parent, for all Taxable periods ending on or before the Closing Date (including any Tax resulting from the Code Section 338(h)(10) Election) and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.  The indemnity provided under this Article 9 shall be referred to herein as the “Tax Indemnity.”

9.2           Tax Returns and Other Tax Matters.

(a)           With regard to cooperation on tax matters:

(i)           Purchaser, the Company and Parent shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Parent agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, the Company or Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Purchaser, the Company or Parent, as the case may be, shall allow the other Party to take possession of such books and records.

(ii)           Purchaser, the Company and Parent further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from each other, any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(b)           All transfer, documentary, deed recording, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Company will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(c)           The Purchaser will prepare or cause to be prepared any Tax Returns of the Company that are due or may be filed by the Company from and after the Closing Date, other than any income Tax Returns required to be filed for periods ending on or prior to the Closing Date, which will be prepared by the Parent (at its expense) and delivered in a timely manner to the Purchaser.  Parent shall include the income of the Company (including any deferred items triggered into income by Reg. §1.1502-13 and any excess loss account triggered into income under Reg. §1.1502-19) on Parent’s consolidated federal income Tax Return for all periods through the Closing Date and pay any federal income Taxes attributable to such income.  If the Parent fails to deliver to the Purchaser any Tax Return contemplated by the first sentence of this Section, the Purchaser may but shall not be obligated to prepare such returns or cause them to be prepared at the expense of the Parent.  In the case of Tax Returns prepared by the Purchaser, the Purchaser will provide the Parent with drafts of any such Tax Returns that include any period ending on or prior to the Closing Date no later than 30 days before their due date (with regard to extensions actually granted) and will permit the Parent to review, comment on and approve such draft Tax Returns.  The Parent will not unreasonably withhold or delay its approval to any such draft Tax Returns.  In the case of Tax Returns of the Company prepared by the Parent, the Parent will prepare such returns consistent with past practice and in accordance with applicable law, will provide to the Purchaser drafts of any such Tax Returns that include any period ending on or prior to the Closing Date at least 30 days before the due date thereof, with regard to extensions actually granted, and will permit the Purchaser to review, comment on and approve such draft Tax Returns.  The Purchaser will not unreasonably withhold or delay its approval to any such draft Tax returns and, after such approval, will execute and file such Tax Returns.  The Purchaser will cooperate with the Parent with respect to any information or documentation reasonably required by the Parent in preparing such Tax Returns.  Any out-of-pocket expense incurred by the Purchaser or the Company in preparing or filing any Tax Return, for a period ending on or prior to the Closing Date, will be paid by the Parent.

(d)           Parent shall allow Company and its counsel to participate at Company’s expense in any audit of Parent’s consolidated federal income Tax Returns to the extent that such returns relate to the Company.  Parent shall not settle any such audit in a manner that would adversely affect Company after the Closing Date without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

(e)           Parent shall immediately pay to Purchaser any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of the Company into Parent’s consolidated Tax Return, when such refund is realized by Parent’s group.  At Purchaser’s request, Parent shall cooperate with Company in obtaining such refund (or reduction) including through the filing of amended Tax Returns or refund claims.  Purchaser agrees to indemnify Parent for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise.

ARTICLE 10
TERMINATION

10.1        Termination Events.

Subject to the provisions of Section 10.2, this Agreement may be terminated by written notice given at or prior to the Closing Date in the manner hereinafter provided:

(a)           by either Purchaser or Parent if a material default or breach shall be made by the other party hereto with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of its representations, warranties or covenants, and such default cannot be cured prior to the Closing Date and has not been waived;

(b)           (i) by Purchaser if all of the conditions set forth in Section 6.1 shall not have been satisfied on or before Closing Date, other than through failure of Purchaser to fully comply with its obligations hereunder, and shall not have been waived by Purchaser on or before such date; or  (ii)  by the Parent, if all of the conditions set forth in Section 6.2 shall not have been satisfied on or before the Closing Date, other than through failure of the Parent to fully comply with its obligations hereunder, and shall not have been waived by the Parent on or before such date.

(c)           by mutual consent of Purchaser and the Seller; or

(d)           by either Purchaser or the Seller if the Closing shall not have occurred, other than through failure of any such party to fulfill its obligations hereunder, on or before March 1, 2017.

10.2        Effect of Termination.

(a)           If Purchaser is in default of its obligations hereunder, the sole remedy of the Seller shall be to terminate this Agreement, in which event Purchaser shall pay to Parent an amount equal to $200,000.  Upon receipt of such amount neither the Parent nor the Company shall have any further claim against Purchaser or its officers, directors, shareholders or representatives in respect of this Agreement.

(b)           If Parent is in default of his obligations hereunder, then in addition to its right of termination, Purchaser shall have the right to seek such other remedies as are available to it at law and equity, including the right to seek specific performance. The exercise by Purchaser of any one remedy available to it shall not be deemed an election of remedies; provided that in no event shall Purchaser seek or be granted a monetary award in excess of $200,000 against Parent, the Company or their affiliates, as a result of the default of Parent in its obligations hereunder.

ARTICLE 11
GENERAL PROVISIONS

11.1        Definitions.

(a)           Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” shall mean with respect to a specified Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under state, local or foreign Law.

“Books and Records” means all existing data, databases, books, records, correspondence, business plans and projections, records of sales, customer and vendor lists, files, papers, and, to the extent permitted under applicable Law, copies of historical personnel, payroll and medical records of each of the Personnel in the possession of the Company, including employment applications, employment agreements, confidentiality and non-compete agreements, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents, and any summaries of such documents regularly prepared by the Company; all reported medical claims made for each of the Personnel; and all manuals and printed instructions of the Company.

“Business Day” means any day on which national banks are open for business in the State of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Assets” means assets and rights of the Company constituting the Business, together with the Business as a going concern, including, without limitation, (i) its good will, corporate name (and any derivatives or combinations thereof) and all other intangible assets; (ii) all accounts receivable of the Company; (iii) all inventory used or intended to be used primarily in connection with the Business; (iv) all machinery, equipment, vehicles and other items of personal property owned by the Company or located at the Real Property (as defined herein), together with all leases. subleases and rights thereunder; (v) all of the Company’s right, title and interest in and to all contracts, leases, licenses, commitments and other agreements related to the Business to which the Company is a party or in which the Company has rights; (vi) the real property located at 283 Sullivan Avenue, South Windsor, Connecticut 06074, including without limitation the building situated thereon and all fixtures and improvements thereto (collectively, the “Real Property”); (vii) all deposits, including without limitation customer deposits and security for rent, electricity, telephone, and prepaid charges and expenses; (viii) all Permits (as hereinafter defined) and applications therefor held by the Company; (ix) all books and records of the Company, including a list of clients, records, referral sources, research and development reports and records, production reports and records, services and warranty records, equipment logs, operating guides and manuals, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents,  records or files of or relating to the Business; (x) all rights of the Company in and to the intellectual property of the Company, including without limitation, all trade names, service marks, trademarks, inventions, trade secrets, logos, proprietary processes, computer software and all other information, know-how and other intellectual property rights, and all licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, together with all claims and causes of action against infringements thereof; and rights to protection of interests therein under the legal requirements of all jurisdictions anywhere in the world; (xi) all rights of the Company under non-disclosure or confidentiality, non-compete, non-solicitation agreements, assignment agreements or similar agreements with former employees, employees and agents of the Company or with third parties to the extent relating to the Business or the Company Assets; (xii) all rights of the Company under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to the Company or to the extent affecting any of the Company Assets; (xiii) all telephone numbers, e-mail addresses, URLs and website content and fax numbers associated with the Business, other than URLs and e-mail addresses using the “@dmcglobal.com” or “@dynamicmaterials.com” domains and telephone or fax numbers using the (303) or (631) area code; and (xiv) all claims, causes of action and choses in action relating to the assets identified in clauses (i)-(xiii) above.

“Company Charter Documents” shall have the meaning set forth in Section 3.1(a).

“Computer Software” means all computer programs, source and object codes, and all prior and proposed versions, releases, modifications, updates, upgrades and enhancements thereto, as well as all documentation related thereto used by the Company.

“Consent” means any consent, approval, authorization, clearance, exception, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, collective bargaining or other labor agreement, commitment, contract, obligation, debt, note, bond, insurance contract or plan, power of attorney, lease, Lien, encumbrance, equipment lease, mortgage, indenture, pension or other health or welfare benefit plan, or other instrument, license, plan, practice, restriction, severance plan, policy or arrangement, understanding, or undertaking of any kind or character, or other document to which the Company is a Party, that is binding on the Company, or to which the Assets are subject, pursuant to which the Company enjoys any right or benefit.

“Default” means (a) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Environmental Laws” shall mean any and all federal, state, and local statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees, permits, relating to Hazardous Material, pollution, hazardous substances and wastes, petroleum or otherwise concerning the protection of the environment, natural resources or human health, including but not limited to: the Clean Air Act; Clean Water Act; Resource Conservation and Recovery Act (“RCRA”); Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”); Emergency Planning and Community Right-to-Know Act; Federal Insecticide, Fungicide and Rodenticide Act; Safe Drinking Water Act; Toxic Substances Control Act;  Materials Transportation Act; Occupational Safety and Health Act; and Endangered Species Act of 1973, each as amended.

“Equipment” means all machinery, equipment, furniture, tools, computers, terminals, computer equipment, office equipment, business machines, telephones and telephone systems, parts, accessories, and the like, wherever located, and any and all assignable warranties of Third Parties with respect thereto.

“Equipment Charges” means rental charges payable or receivable and other payments or receipts applicable to the Equipment.

“Financial Statements” shall mean the balance sheet and the statements of income, cash flows and retained earnings of the Company as of and for the fiscal years ended [December 31, 2015 and ended December 31, 2016].

“GAAP” means generally accepted accounting principles as employed in the United States of America, applied consistently with prior periods and with the Company’s historical practices and methods, provided that standards of materiality applicable to the Company shall be employed without regard to standards of materiality used by the Company in prior periods, and provided further, that the Company’s historical practices and methods shall not be consistently applied to the extent they are not in accordance with GAAP.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any material, chemical, compound, mixture, hazardous substance, or hazardous waste defined, listed, classified or regulated under any Environmental Law.

“Indebtedness” means, for any Person without double counting, (A) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services, (B) all indebtedness created or arising under any Lien with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (C) all obligations under leases that are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (D) liabilities in respect of unfounded vested benefits under any Employee Benefit Plan and (E)  all obligations owed pursuant to any interest rate hedging arrangement.

“Indemnification Claim” means a claim for indemnification under Article 7.

“Indemnitee” means the Party seeking indemnification hereunder.

“Indemnitor” means the Party against whom indemnification is sought hereunder.

“Intellectual Property” means the tangible and intangible intellectual property rights evidenced by, embodied in, or associated with (A) any idea, algorithms, design, concept, technique, methodology, process, invention, discovery or improvement, whether or not patentable, including all United States and foreign patents, patent applications, patent license rights, industrial design registrations, patentable inventions and certificates of invention, and all continuations, continuations in part, re-issues and re-examinations relating thereto, (B) any works of authorship or expression which includes but is not limited to Computer Software, whether or not copyrightable, including moral rights and copyrights recognized by law, together with any renewal or extension thereof, (C) any logos, trademarks, domain names, service marks, trade names and trade dress, and all goodwill relating thereto, (D) any trade secrets, technology licenses, confidential information, shop rights and other intellectual property rights owned and embodied therein, or associated therewith, or similar rights protectable under any laws or international conventions throughout the world, and (E) in each case of the foregoing items (A) through (D), the right to apply for registrations, certificates, or renewals with respect thereto and the right to prosecute, enforce, obtain damages relating to, settle or release any past, present, or future infringement thereof.

“Inventory” shall have the meaning set forth in Section 3.11.

“IRS” means the Internal Revenue Service of the United States of America.

“Knowledge” and the phrases “to the Knowledge of the Parent or the Company,” “the Company has received notice,” “to the Parent’s Knowledge,” “the Parent is aware” and any other similar phrases as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual personal knowledge of such Person and, in the case of the Parent, the actual personal knowledge of those persons who served as the officers and general manager of the Company from January 1, 2015 through at least the Closing Date.

“Labor Claims” means claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran’s status, marital status, disability, or any other recognized class, status, or attribute under any federal, state, local or foreign equal employment Law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers’ compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or any other claim based on the employment relationship or termination of the employment relationship.

“Law” means any code, directive, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, secured or unsecured whether accrued, absolute or contingent, direct or indirect, liquidated or unliquidated, matured or unmatured, known or unknown or otherwise.

“License” means any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing to which any Person is a party or that is or may be binding on any Person or its securities, property or business.

“Lien” means any conditional sale agreement, covenant, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right of way, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

“Litigation” means any suit, action, administrative or other audit (other than regular audits of financial statements by outside auditors) proceeding, arbitration, cause of action, charge, claim, complaint, compliance review, criminal prosecution, grievance inquiry, hearing, inspection, investigation (governmental or otherwise), notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting the Company, or the transactions contemplated by this Agreement.

“Loss” means any and all direct or indirect Litigation, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), Liabilities, costs, expenses (including (A)  interest, penalties and reasonable attorneys’ fees and expenses, (B) reasonable attorneys’ fees and expenses necessary to enforce rights to indemnification hereunder, and (C) consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third Party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” or “Material Adverse Change” when used in connection with a Party means any change, event, violation, inaccuracy or circumstance the effect of which is both material and adverse to (A) the property, business, operations, assets (tangible and intangible) or financial condition of such Party and its parent or subsidiaries, taken as a whole, or (B) the ability of such Party to perform any of its material obligations under this Agreement or the Purchase Documents to which it is a party.

“Order” means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

“Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:  (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (B) does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (C) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Party” means any party hereto and “Parties” means all parties hereto.

“Permit” means any Regulatory Authority or customer approval, authorization, certificate, easement, filing, franchise, license, notice, permit, qualification or approval or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

“Permitted Encumbrances” means (A) Liens for Taxes not yet due and payable (other than Taxes arising out of the transactions contemplated by this Agreement); (B) zoning laws and ordinances and similar legal requirements; (C) any right reserved to any Governmental Body to regulate the affected property; (D) inchoate materialmen’s, mechanics,’ workmen’s, repairmen’s or other like encumbrances arising in the ordinary course of business to the extent they secure an obligation included when computing Adjusted Working Capital, (E) any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title which do not individually or in the aggregate materially interfere with the right or ability to use or operate the Real Property as currently being used, and which do not materially impair the value of the Real Property; (F) such Liens not related to money, if any, that, in the aggregate, do not have a Material negative impact on the value or present use of any of the assets or properties of the Company; and (G) other Liens relating to the assets or properties of the Company and that are not related to borrowed money and that (y) secure the liabilities of the Company and (z) have been properly disclosed to Purchaser on an appropriate Section to the Disclosure Letter; (H) Liens, if any, relating to Purchaser’s financing to which the assets and properties of the Company are subject at Closing, and (I) those encumbrances disclosed on Section 9.1(a) of the Disclosure Letter.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Personal Property Taxes” means ad valorem taxes imposed upon the Company’s assets and properties.

“Pre-Closing Tax Period” means any taxable year or period (or portion thereof) that ends on or before the Closing Date.

“Purchase Documents” means this Agreement and the other documents or agreements to be executed in connection herewith to convey the Purchased Shares.

“Purchaser Indemnitees” means Purchaser and its officers, directors, employees, agents and other Related Persons.

“Real Property” shall have the meaning set forth in definition of Company Assets.

“Regulatory Authority” means any federal, state, county, local, foreign or other governmental, public or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties.

“Related Person” means with respect to a particular individual:  (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (C) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).  With respect to a specified Person other than an individual:  (aa) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (bb) any Person that holds a Material Interest in such specified Person; (cc) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (dd) any Person in which such specified Person holds a Material Interest; and (ee) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).  For purposes of this definition, (I) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (II) the “Family” of an individual includes (1) the individual, (2) the individual’s spouse, (3) any other natural person who is the parent, child, grandparent, grandchild or sibling of the individual or the individual’s spouse and (4) any other natural person who resides with such individual; and (III) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles).

“Section 338 Forms” shall have the meaning set forth in Section 5.2.

“Tax” means any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Regulatory Authority, including any interest, penalties, and additions imposed thereon or with respect thereto, and including liability for the Taxes of any other person under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

“Taxing Authority” means the IRS and any other federal, state, local or foreign Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return (including any informational return) report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax.

“Territory” means the United States of America.

“Third Party” means any Person other than a Party.

“Third Party Claim” means any Litigation instituted against the Indemnitee which, if prosecuted successfully, would be a matter for which the Indemnitee is entitled to indemnification under this Agreement.

“Treasury Regulations” means the Federal income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

11.2        Fees and Expenses.

Except as otherwise specifically provided elsewhere in this Agreement, regardless of whether the transactions contemplated by this Agreement are consummated, the Company and Purchaser each shall pay its respective fees and expenses in connection with the transactions contemplated by this Agreement.

11.3        Notices.

All notices, requests, demands, and other communications hereunder shall be in writing and shall be effective (a) when received by the recipient if delivered in person or by courier or overnight service, (b) on the third Business Day after the date mailed if mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission), if sent during normal business hours of the recipient and on the next Business Day if sent outside normal business hours of the recipient, as follows:

If to the Company or Parent:

Air Industries Group
360 Motor Parkway, Suite 100
Hauppauge, NY 11788
Attention: Chief Financial Officer
Telephone: (631) 881-4920
Facsimile:  (631) 206-9152
E-mail: mer@airindustriesgroup.com

with a copy (which shall not constitute notice) to:

Eaton & Van Winkle, LLP
Three Park Avenue, 16th floor
New York, NY 10016
Attention: Vincent J. McGill, Esq.
Telephone: (212) 779-9910
Facsimile: (212) 779-9928
E-mail: vmcgill@evw.com

If to Purchaser:

Meyer Tool, Inc.
3055 Colerain Avenue
Cincinnati, Ohio 45225
Attention:  Doug Lang, President
Telephone:  (513) 853-4425
E-mail:  doug.lang@meyertool.com

Meyer Tool, Inc.
3055 Colerain Avenue
Cincinnati, Ohio 45225
Attention:  Kevin Slattery, Director of Strategic Planning
Telephone:  (513) 853-4519
E-mail:  kevin.slattery@meyertool.com

with a copy (which shall not constitute notice) to:

Monica Donath Kohnen, Esq.
312 Walnut Street
Suite 1800
Cincinnati, Ohio 45203
Telephone:  (513) 651-3836
Facsimile: (513) 629-2827
E-mail:  MKohnen@Graydon.law

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 11.3.  Any Party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice.

11.4        Assignment

Prior to the Closing, this Agreement shall not be assignable by any of the Parties hereto without the written consent of the others; provided, however, that (a) prior to or at the Closing, Purchaser may assign any or all of its rights and obligations under this Agreement to any of its Related Persons without the consent of the Company if it has given the Company two Business Days prior written notice, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. From and after any such assignment, the word “Purchaser” shall mean such assignee.

11.5        No Benefit to Others.

The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties hereto and, in the case of Article 7 hereof, Purchaser Indemnitees, and their respective heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any Third Party beneficiary or any other rights on any other Persons.

11.6        Headings and Gender; Construction; Interpretation.

(a)           The table of contents and the captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All references in this Agreement to “Section” or “Article” shall be deemed to be references to a Section or Article of this Agreement.

(b)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

(c)           Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Purchaser or the Purchaser, whether under any rule of construction or otherwise.  No Party to this Agreement shall be considered the draftsman.  On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the Parties.

11.7        Amendment of Agreement.

Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought.  The failure or delay of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision.  No single or partial waiver by any Party of any condition of this Agreement, or the breach of any term of this Agreement or the inaccuracy or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

11.8        Waiver.

The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the Purchase Documents will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the Purchase Documents can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the Purchase Documents.

11.9        Governing Law.

The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Ohio without giving effect to the conflict of laws principles thereof. The Parties agree and acknowledge that the State of Ohio has a reasonable relationship to the Parties and/or this Agreement.  As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of Ohio or the state courts of the State of Ohio located in Hamilton County, Ohio.  Each Party hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

11.10      Partial Invalidity.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.  To the extent the deemed deletion of the invalid, illegal or unenforceable provision or provisions is reasonably likely to have a Material Adverse Effect, the Parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed under seal on its behalf by its duly authorized officers, all as of the day and year first above written.

PURCHASER:

MEYER TOOL, INC.

By: /s/Doug Lang
       Name: Doug Lang
       Title: President

THE COMPANY:

AMK WELDING, INC.

By: /s/ Daniel R. Godin
       Daniel R. Godin
       President

AIR INDUSTRIES GROUP POLAND, LLC

By: __________________
Title: _________________

PARENT:

AIR INDUSTRIES GROUP

/s/ Daniel R. Godin
       Daniel R. Godin
       President

SCHEDULE 6.1(H)

LEASE ASSIGNMENT DOCUMENTS

ASSIGNMENT, ACKNOWLEDGEMENT, AND CONSENT AGREEMENT

This Assignment, Acknowledgement, and Consent Agreement (this “Agreement”) is made and entered into as of ____________, 2016 (the “Effective Date”), by and among BLUE DESK LLC, a Michigan limited liability company (“Landlord”), AIR REALTY GROUP LLC, a Connecticut limited liability company (“Assignor”), AMK WELDING, INC., a Connecticut corporation (“Assignee”), and AIR INDUSTRIES GROUP, a Nevada corporation (“Guarantor”), who agree as follows:

A.           Landlord and Assignor entered into a Lease Agreement dated as of April 11, 2016 (the “Lease”), pursuant to which Assignor leased the Premises (as more particularly defined in the Lease) located on that certain real property located in the City of South Windsor, County of Hartford, State of Connecticut as described in Exhibit A of the Lease.

B.           Assignee is a direct subsidiary of Guarantor, in that, as of the date hereof, Guarantor owns all of the outstanding shares of the capital stock of Assignee.

C.           On or about _____, 2016, Assignor assigned to Assignee Assignor’s rights, title and interest in and obligations under the Lease (the “Assigned Rights and Obligations”), and Assignee accepted the assignment of and assumed the Assigned Rights and Obligations.

D.           Guarantor intends to sell or transfer all of the outstanding shares of capital stock to Meyer Tool, Inc., an Ohio corporation (“Purchaser”) pursuant to a certain Stock Purchase Agreement, which is anticipated to close on or about ______________, 20____.

E.  Assignor and Assignee hereby desire to confirm the assignment by Assignor to Assignee of the Assigned Rights and Obligations and the assumption by Assignee of the Assigned Rights and Obligations.

F.  Landlord desires to consent to (i) the assignment by Assignor and the assumption by Assignee of the Assigned Rights and Obligations and (ii) the change in control of Assignee, subject to the terms hereinafter stated.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.           Recitals.  The foregoing recitals are hereby incorporated as if fully rewritten herein.

2.           Assignment, Assumption and Consent.  Effective as of _________, 2016 (“Assignment Date”), Assignor acknowledges and agrees that it has assigned, transferred and delegated to Assignee the Assigned Rights and Obligations.  Assignee acknowledges and agrees that it has assumed and agrees to pay, perform and discharge all of the Assigned Rights and Obligations as of the Assignment Date.  Landlord acknowledges and agrees that, pursuant to Article XIII(f) of the Lease, Landlord’s consent was not required for the foregoing assignment between Assignor and Assignee.  Notwithstanding the foregoing, for avoidance of doubt, Landlord hereby consents to such assignment of the Assigned Rights and Obligations to Assignee.

3.           Change in Control Consent. Landlord acknowledges that Article XIII(g) of the Lease, Landlord’s consent is not required for a change in control of the Assignee whereby a third party acquires all or substantially all of the business then being conducted by the Tenant at the Premises.  Notwithstanding the foregoing, for avoidance of doubt, Landlord hereby consents to the proposed change in control of Assignee as described more particularly in the recitals set forth above.  Assignee shall provide Landlord with prompt written notice to confirm the closing of the transaction contemplated by the Stock Purchase Agreement.

4.           Assignor Not Released.  Pursuant to Article XIII(i) of the Lease, the parties hereto acknowledge and agree that the making of this assignment shall not relieve Assignor or Guarantor of its obligations under the Lease for the balance of the term of the Lease.  In the event of any default by Assignee under the Lease, notwithstanding any provision of the Lease to the contrary, Landlord agrees to (a) simultaneously provide to Assignor at its notice address set forth herein, a copy of any notice of default sent to Assignee and (b) permit Assignor to cure Assignee’s default within fifteen (15) days after the expiration of the cure periods provided to Assignee under the Lease (or such longer period of time as may be reasonably necessary to cure such default provided Assignor commences such cure within such fifteen (15) day period and diligently pursues such cure to completion).  Any default which is cured or which is caused to be cured by Assignor within the cure period provided herein shall be deemed to be cured under the terms of the Lease.  Assignor hereby consents to the granting, without notice to Assignor, by Landlord to Assignee of any waiver, indulgence or extension of time or any amendment to or modification of the Lease provided such amendment or modification does not increase Assignor’s obligations or lessen Assignor’s rights under the Lease.

5.           Guarantor Not Released.   Guarantor hereby acknowledges and agrees that it shall not be released from any liability under the Lease, pursuant to the Guaranty.

6.           Status.  Assignor, Assignee, and Landlord hereby agree that:

(a)           Attached hereto as Exhibit A is a copy of the Lease;

(b)           The Lease is presently in full force and effect according to its terms.

7.           Fee.  Pursuant to Article XIII(c), simultaneously with Assignee’s execution of this Agreement, Assignor shall pay to Landlord a processing fee of One Thousand Five Hundred Dollars ($1,500.00) in connection with Landlord’s review and consent of the assignment described in Section 2 above and the change in control described in Section 3 above.  Landlord acknowledges that no further processing fee shall be required in connection with the consummation of the transaction contemplated by the Stock Purchase Agreement described herein.

8.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.  Delivery of executed counterpart signature pages to this Agreement by facsimile or other electronic transmission shall be effective as delivery of original counterpart signature pages to this Agreement.

9.           Further Assurances.  From time to time after the Effective Date, without further consideration, the parties will cooperate with each other and will execute and deliver such documents to the other party or parties as such other party or parties may reasonably request to carry out any of the transactions contemplated by this Agreement.

10.         Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

11.         Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

12.         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.         Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sent to a party at the addresses set forth below:

If to the Assignor:                                Air Realty Group LLC
______________________________________
______________________________________
______________________________________
Email: ________________________________

If to the Assignee (prior to consummation of the Stock Purchase Agreement):

AM Welding, Inc.
______________________________________
______________________________________
______________________________________
Email: ________________________________

If to the Assignee (following the consummation of the Stock Purchase Agreement):

AMK Welding, Inc.
c/o Meyer Tool, Inc.
3055 Colerain Avenue
Cincinnati, Ohio 45225
Attention:  Doug Lang, President\
Telephone:  (513) 853-4425
Facsimile:  __________________________
E-mail:  doug.lang@meyertool.com

With a copy to:

Monica Donath Kohnen, Esq.
Graydon Head & Ritchey LLP
312 Walnut Street, Suite 1800
Cincinnati, Ohio 45202
mkohnen@graydon.law

If to the Landlord:                                Blue Desk, LLC
______________________________________
______________________________________
______________________________________
Email: ________________________________

All notices, requests, waivers and other communications shall be deemed to have been effectively given (a) when personally delivered to the party to be notified, (b) when sent by electronic transmission to the party to be notified at the e-mail address set forth above, (c) three business days after deposit in the United States mail postage prepaid by certified or registered mail with return receipt requested and addressed to the party to be notified as set forth above or (d) one business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed.  A party may change its notice address given above by giving the other parties ten (10) days’ written notice of the new address.

14.         Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Ohio.

15.         Amendments.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto.

16.         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

17.         Capitalized Terms.  Any term that is capitalized but not otherwise defined herein shall have the meaning set forth in the Lease.

18.         Ratification.  Except as herein modified, the Lease is ratified and confirmed and shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by their respective duly authorized representative as of the Effective Date.

ASSIGNOR:

AIR REALTY GROUP LLC

By:___________________________
Name:_________________________
Title:__________________________

ASSIGNEE:

AMK WELDING, INC.

By:___________________________
Name:_________________________
Title:__________________________

GUARANTOR:

AIR INDUSTRIES GROUP

By:___________________________
Name:_________________________
Title:__________________________
LANDLORD: BLUE DESK LLC By:___________________________ Name:_________________________ Title:__________________________

EXHIBIT A

LEASE

Please see attached Document

AMK WELDING, INC. ESTOPPEL

(TENANT)

Assignor Tenant:	Air Realty Group LLC

Assignee Tenant:	AMK Welding, Inc.

Tenant:	Assignor Tenant and/or Assignee Tenant

Landlord:	Blue Desk LLC

Purchaser:	Meyer Tool, Inc.

Lender:

Lease:	Lease Agreement, dated as of April 11, 2016, as assigned by Assignor Tenant to Assignee Tenant (collectively, the "Lease")

Premises:	Building and Improvements located on the real property described on Exhibit A of the Lease

In connection with Purchaser’s acquisition of outstanding shares of capital stock of Assignee Tenant, Assignee Tenant represents and warrants to Purchaser and Lender as follows:

1.           The copy of the Lease attached hereto and made a part hereof as Exhibit A is a true, correct and complete copy of the Lease.  The copy of the Assignment of Lease attached hereto and made a part hereof as Exhibit B is a true, correct, and complete copy of such assignment agreement between Assignor Tenant and Assignee Tenant.  The copy of the Guaranty attached hereto and made a part hereof as Exhibit C is a true, correct, and complete copy of the Guaranty.

2.           The Lease is in full force and effect and has not been modified, supplemented or amended in any way, except as indicated above; and the Lease represents the entire agreement between the parties as to this Lease and/or Tenant's rights to the Premises.  Tenant has no options for acquisition, rights of refusal, rights of first offer or rights of negotiation in favor of Tenant with respect to the acquisition of the property of Landlord (or its predecessors, if applicable), except None.

3.           The initial term of the Lease expires at 11:59 p.m. April 30, 2031.

4.           The term of the Lease may be extended beyond the Initial Term for up to three (3) successive five (5) year Extension Periods.

5.           Tenant has given Landlord a security deposit of $155,710.00.

6.           Rent under the Lease of $12,976.00 per month has been paid through the date of ____________.  No rent due has been paid more than one (1) month in advance.  Tenant has no defenses or offsets which could be alleged in any action brought for rent accruing subsequent to the date of this Certificate.

7.           Tenant has paid all Additional Rent requested, demanded, or due to Landlord pursuant to the terms of the Lease.

8.           Tenant has paid all Real Estate Taxes (as described in Section 5.1), utilities (as described in Articles VI), and insurance (as described in Article VII), and such other costs and expenses provided by the Lease, as and when required pursuant to the terms of the Lease and there are no sums due and payable or outstanding as of the date hereof.

9.           Tenant has not executed any lease or sublease with respect to the Premises other than the Lease, and Tenant has not assigned or encumbered its interest in the Lease.

10.         Landlord has satisfied all of Landlord's current obligations under the Lease in the nature of inducements to Tenant's occupancy, and all improvements required by the terms of the Lease to be made by Landlord have been satisfactorily completed and Tenant is in full and complete possession of the Premises. There are no contributions, credits, free rent, rent abatements, deductions, concessions, rebates, unpaid or unreimbursed construction allowances, offsets or other sums due to Tenant from Landlord under the Lease, except None.

11.         Tenant has not defaulted and is not currently in default in its obligations under the Lease and, to Tenant's knowledge, Landlord has not defaulted and is not currently in default in any of its obligations under the Lease.  Neither Tenant nor, to Tenant's knowledge, Landlord has committed any breach under the Lease which, alone or with the passage of time, the giving of notice, or both, would constitute a default thereunder.

12.         To the best of Tenant’s knowledge and belief, there are no rental, lease, or similar commissions payable with respect to the Lease.

13.         Since the date of the Lease, there has been no material adverse change in the financial condition of the Tenant, and there are no voluntary actions or, to Tenant’s best knowledge, involuntary actions pending against Tenant under the bankruptcy laws of the United States or any state thereof.

14.         No notice of termination has been given by Landlord or Tenant with respect to the Lease.

15.         The Guaranty remains in full force and effect.

16.         Tenant has operated the Premises in compliance with all laws as required by Section 4.2 of the Lease and Environmental Requirements as required by Section 4.3 of the Lease.

Assignee Tenant acknowledges that Purchaser has relied on the information contained in this estoppel certificate in determining whether to acquire the outstanding shares of capital stock of Assignee Tenant and thereby assume the role of “Tenant” pursuant to the terms of the Lease (the “Transaction”).  Assignee Tenant further acknowledges that Purchaser’s Lender has relied on the information contained in this estoppel certificate in determining whether to extend financing to Purchaser for the purpose of consummating the Transaction, which financing may be secured by, among other things, a mortgage, deed of trust, trust indenture, or deed to secure debt encumbering the Premises.   The statements contained herein may be relied upon by Landlord, Purchaser, Lender, and any other party who acquires an interest in the Premises and any person or entity which may finance such purchase.

SIGNATURE PAGE TO AMK WELDING, INC. ESTOPPEL (TENANT)

Executed this ____ day of ___________, 20___.

ASSIGNEE TENANT: AMK WELDING, INC.
By:
Name:
Title:

EXHIBIT A

Copy of the Executed Lease

See attached.

EXHIBIT B

Copy of the Executed Assignment

See attached.

EXHIBIT C

Copy of the Executed Guaranty

See attached.

BLUE DESK LLC ESTOPPEL
(LANDLORD)

Assignor Tenant:	Air Realty Group LLC

Assignee Tenant:	AMK Welding, Inc.

Tenant:	Assignor Tenant and/or Assignee Tenant

Landlord:	Blue Desk LLC

Purchaser:	Meyer Tool, Inc.

Lender:

Lease:	Lease Agreement, dated as of April 11, 2016, as assigned by Assignor Tenant to Assignee Tenant (collectively, the "Lease")

Premises:	Building and Improvements located on the real property described on Exhibit A of the Lease

Purchaser and Assignee Tenant are parties to an Stock Purchase Agreement (“Purchase Agreement”) relative to the Lease.  As a condition to the Purchase Agreement, Purchaser has requested that Assignee Tenant coordinate Landlord’s acknowledgement and agreement with respect to certain matters pertaining to the Lease.  Landlord hereby acknowledges, confirms to and agrees with Purchaser as follows:

1.           The copy of the Lease attached hereto and made a part hereof as Exhibit A is a true, correct and complete copy of the Lease.  The copy of the Assignment of Lease attached hereto and made a part hereof as Exhibit B is a true, correct, and complete copy of such assignment agreement between Assignor Tenant and Assignee Tenant.  The copy of the Guaranty attached hereto and made a part hereof as Exhibit C is a true, correct, and complete copy of the Guaranty.

2.           The Lease is in full force and effect and has not been modified, supplemented or amended in any way, except as indicated above; and the Lease represents the entire agreement between the parties as to this Lease and/or Tenant's rights to the Premises.  Tenant has no options for acquisition, rights of refusal, rights of first offer or rights of negotiation in favor of Tenant with respect to the acquisition of the property of Landlord (or its predecessors, if applicable), except None.

3.           The initial term of the Lease expires at 11:59 p.m. April 30, 2031.

4.           The term of the Lease may be extended beyond the Initial Term for up to three (3) successive five (5) year Extension Periods.

5.           Landlord currently holds a security deposit of $155,710.00 from the Tenant.

6.           Rent under the Lease of $12,976.00 per month has been paid through the date of ____________.  No rent due has been paid more than one (1) month in advance.

7.           Landlord is the sole owner of the Premises and the holder of the landlord’s interest under the Lease.  All contingencies and conditions to the effectiveness of the Lease and commencement of the term thereof have been satisfied.

8.           Landlord confirms that, to the best of Landlord’s knowledge, Assignee Tenant is the current holder of the tenant’s interest under the Lease and is the only entity that has possessory rights to the Premises.  Landlord further confirms that, to the best of Landlord’s knowledge, Assignee Tenant has not assigned, sublet, licensed or granted any concessions or any other right to use or occupy the Premises or any portion thereof.

9.           To the best of Landlord’s knowledge, neither Landlord nor Tenant are in breach or default under any of the terms and conditions of the Lease, and no event or circumstance has occurred or exists which with the passage of time and/or the giving of notice would constitute a breach or default under the Lease.  Neither Tenant nor Landlord has given or received any notice of any breach or default under the Lease.  All of the terms, conditions and obligations to be performed by Landlord and Tenant under the Lease have been satisfied and fulfilled by Landlord and Tenant as of the date hereof.  The assignment of Tenant’s interest in the Lease to Purchaser will not constitute a default under the Lease.

10.         To the best of Landlord’s knowledge there are no pending actions or pending notices that would result in a termination of the Lease.

11.         With regard to Landlord financing associated with the Premises, Landlord (check one):

a.	_____ Landlord has no financing in place with respect to the Premises;

b.	_____ Landlord has financing in place with respect to the Premises with the following lender:

__________________________
__________________________
__________________________

12.         None of Tenant’s furniture, personal property, machinery, equipment, or trade fixtures (“Collateral”) located on the Premises shall be or be deemed to constitute fixtures or part of the Premises.

13.         Upon request of Lender or Purchaser’s future lender, Landlord shall (i) enter into a customary lien waiver agreement with such lender whereby Landlord will subordinate all rights in the Purchaser’s personal property on the Premises to the rights of Lender or Purchaser’s future lender and grant Lender or Purchaser’s future lender reasonable access to the same during the Lease term and (ii) shall provide consent to Purchaser to grant to Lender or Purchaser’s future lender a collateral assignment of the Lease.

14.         Tenant has paid all Additional Rent requested, demanded, or due to Landlord pursuant to the terms of the Lease.

15.         To the best of Landlord’s knowledge and belief, there are no rental, lease, or similar commissions payable with respect to the Lease.

16.         Since the date of the Lease, there has been no material adverse change in the financial condition of the Tenant, and there are no voluntary actions or, to Tenant’s best knowledge, involuntary actions pending against Tenant under the bankruptcy laws of the United States or any state thereof.

17.         No notice of termination has been given by Landlord or Tenant with respect to the Lease.

Landlord acknowledges that Purchaser has relied on the information contained in this estoppel certificate in determining whether to acquire the outstanding shares of capital stock of Assignee Tenant and thereby assume the role of “Tenant” pursuant to the terms of the Lease (the “Transaction”).  Landlord further acknowledges that Purchaser’s Lender has relied on the information contained in this estoppel certificate in determining whether to extend financing to Purchaser for the purpose of consummating the Transaction, which financing may be secured by, among other things, a mortgage, deed of trust, trust indenture, or deed to secure debt encumbering the Premises.   The statements contained herein may be relied upon by Assignor Tenant, Assignee Tenant, Purchaser, Lender, and any other party who acquires a leasehold interest in the Premises and any person or entity which may finance such acquisition.

Executed this ____ day of ___________, 20___.

LANDLORD BLUE DESK LLC
By:
Name:
Title:

EXHIBIT A

Copy of the Executed Lease

See attached.

EXHIBIT B

Copy of the Executed Assignment

See attached.

EXHIBIT C

Copy of the Executed Guaranty

See attached.

AIR REALTY GROUP LLC ESTOPPEL
(TENANT)

Assignor Tenant:	Air Realty Group LLC

Assignee Tenant:	AMK Welding, Inc.

Tenant:	Assignor Tenant and/or Assignee Tenant

Landlord:	Blue Desk LLC

Purchaser:	Meyer Tool, Inc.

Lender:

Lease:	Lease Agreement, dated as of April 11, 2016, as assigned by Assignor Tenant to Assignee Tenant (collectively, the "Lease")

Premises:	Building and Improvements located on the real property described on Exhibit A of the Lease

In connection with Purchaser’s acquisition of outstanding shares of capital stock of Assignee Tenant, Assignor Tenant represents and warrants to Purchaser and Lender as follows:

1.           The copy of the Lease attached hereto and made a part hereof as Exhibit A is a true, correct and complete copy of the Lease.  The copy of the Assignment of Lease attached hereto and made a part hereof as Exhibit B is a true, correct, and complete copy of such assignment agreement between Assignor Tenant and Assignee Tenant.  The copy of the Guaranty attached hereto and made a part hereof as Exhibit C is a true, correct, and complete copy of the Guaranty.

2.           The Lease is in full force and effect and has not been modified, supplemented or amended in any way, except as indicated above; and the Lease represents the entire agreement between the parties as to this Lease and/or Tenant's rights to the Premises.  Tenant has no options for acquisition, rights of refusal, rights of first offer or rights of negotiation in favor of Tenant with respect to the acquisition of the property of Landlord (or its predecessors, if applicable), except None.

3.           The initial term of the Lease expires at 11:59 p.m. April 30, 2031.

4.           The term of the Lease may be extended beyond the Initial Term for up to three (3) successive five (5) year Extension Periods.

5.           Tenant has given Landlord a security deposit of $155,710.00.

6.           Rent under the Lease of $12,976.00 per month has been paid through the date of ____________.  No rent due has been paid more than one (1) month in advance.  Tenant has no defenses or offsets which could be alleged in any action brought for rent accruing subsequent to the date of this Certificate.

7.           Tenant has paid all Additional Rent requested, demanded, or due to Landlord pursuant to the terms of the Lease.

8.           Tenant has paid all Real Estate Taxes (as described in Section 5.1), utilities (as described in Articles VI), and insurance (as described in Article VII), and such other costs and expenses provided by the Lease, as and when required pursuant to the terms of the Lease and there are no sums due and payable or outstanding as of the date hereof.

9.           Tenant has not executed any lease or sublease with respect to the Premises other than the Lease, and Tenant has not assigned or encumbered its interest in the Lease.

10.         Landlord has satisfied all of Landlord's current obligations under the Lease in the nature of inducements to Tenant's occupancy, and all improvements required by the terms of the Lease to be made by Landlord have been satisfactorily completed and Tenant is in full and complete possession of the Premises. There are no contributions, credits, free rent, rent abatements, deductions, concessions, rebates, unpaid or unreimbursed construction allowances, offsets or other sums due to Tenant from Landlord under the Lease, except None.

11.         Tenant has not defaulted and is not currently in default in its obligations under the Lease and, to Tenant's knowledge, Landlord has not defaulted and is not currently in default in any of its obligations under the Lease.  Neither Tenant nor, to Tenant's knowledge, Landlord has committed any breach under the Lease which, alone or with the passage of time, the giving of notice, or both, would constitute a default thereunder.

12.         To the best of Tenant’s knowledge and belief, there are no rental, lease, or similar commissions payable with respect to the Lease.

13.         Since the date of the Lease, there has been no material adverse change in the financial condition of the Tenant, and there are no voluntary actions or, to Tenant’s best knowledge, involuntary actions pending against Tenant under the bankruptcy laws of the United States or any state thereof.

14.         No notice of termination has been given by Landlord or Tenant with respect to the Lease.

15.         The Guaranty remains in full force and effect.

16.         Tenant has operated the Premises in compliance with all laws as required by Section 4.2 of the Lease and Environmental Requirements as required by Section 4.3 of the Lease.

Assignor Tenant acknowledges that Purchaser has relied on the information contained in this estoppel certificate in determining whether to acquire the outstanding shares of capital stock of Assignee Tenant and thereby assume the role of “Tenant” pursuant to the terms of the Lease (the “Transaction”).  Assignor Tenant further acknowledges that Purchaser’s Lender has relied on the information contained in this estoppel certificate in determining whether to extend financing to Purchaser for the purpose of consummating the Transaction, which financing may be secured by, among other things, a mortgage, deed of trust, trust indenture, or deed to secure debt encumbering the Premises.   The statements contained herein may be relied upon by Landlord, Purchaser, Lender, and any other party who acquires an interest in the Premises and any person or entity which may finance such purchase.

SIGNATURE PAGE TO AIR REALTY GROUP LLC ESTOPPEL (TENANT)

Executed this ____ day of ___________, 20___.

ASSIGNOR TENANT: Air Realty Group LLC
By:
Name:
Title:

EXHIBIT A

Copy of the Executed Lease

See attached.

EXHIBIT B

Copy of the Executed Assignment

See attached.

EXHIBIT C

Copy of the Executed Guaranty

See attached.

SCHEDULE 6.2(f)

Pay Direction Letter

To:
PNC Bank, National Association, as Agent (the “Agent”) under the Fourteenth Amendment to Amended and Restated Revolving Credit, Term Loan and Security Agreement (“Fourteenth Amendment”) (a copy of which is attached hereto as Exhibit A)

From:	Meyer Tool, Inc. C/O Monica Donath Kohnen Graydon Head & Ritchey LLP 312 Walnut Street, Suite 1800 Cincinnati, OH 45202 513-629-2827 mkohnen@graydon.law

Re:	Sale of Stock of AMK Welding, Inc. from
AIR Industries Group, a Nevada corporation, to Meyer Tool, Inc., an Ohio corporation

All defined terms set forth herein shall have the same meaning as set forth in the Fourteenth Amendment.

Agent hereby confirms as follows:

Upon payment by wire transfer to the Agent of Four Million and Five Hundred Thousand and 00/100 Dollars ($4,500,000.00) (“Meyer Tool Payment”) to the following account:

Bank:
ABA No.:
Account No.:

the Meyer Tool Payment will be applied as set forth in Section 5(A), (B) and (C)(i) of the Fourteenth Amendment; and (i) AMK will immediately be released from all of its Obligations pursuant to the Loan Agreement; and (ii) all interests of Agent, and/or the Lenders in the shares of AMK shall immediately terminate.

Upon payment by wire transfer of the Meyer Payment to the account specified above, the undersigned hereby (i) authorizes Graydon Head & Ritchey, LLP to file on behalf of the Agent and the Lenders Uniform Commercial Code termination statements with respect to any UCC financing statements filed by the Agent and any Lenders against AMK pertaining to the liens and security interests of the Agent and any Lenders in the property of AMK; and (ii) agrees to promptly deliver to Graydon Head & Ritchey executed Uniform Commercial Code termination statements in the event that the applicable jurisdiction requires the signature of the secured party on the termination statement.

Sincerely, PNC, National Association, as Agent on behalf of itself and the Lenders By_______________________________ Its_______________________________

Exhibit A

[see attached]

Appendix 2.3

AGREEMENT

This Agreement is made as of January 27, 2017 between MEYER TOOL, INC. (“Meyer”) and AIR NDUSTRIES GROUP (“Parent”).

W I T N E S S E T H:

The Stock Purchase Agreement being entered into as of the date hereof among Meyer, Parent, AMK Welding, Inc. (“AMK”) and Air Industries Group Poland, LLC, provides for the payment by Meyer to Parent of an amount equal to five (5%) per cent (the “Additional Payments”) of the Net Sales of AMK commencing April 1, 2017, until the aggregate Additional Payments made to Parent equal One Million Five Hundred Thousand ($1,500,000) Dollars.

The parties are entering into this Agreement to confirm certain rights and procedures with respect to the Additional Payments.

All capitalized terms used but not defined herein have the meanings ascribed thereto in the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used throughout this Agreement, the following terms, whether used in the singular or the plural, shall have the following meanings:

"Affiliate" shall mean any corporation, partnership or other business entity which owns or controls, is owned or controlled by or is under common ownership or control with a party to this Agreement. A corporation, partnership or other business entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least forty percent (40%) of the voting stock of said other corporation, or in the absence of such ownership, it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of said other corporation.

"Net Sales" shall mean the revenue received by AMK from the sale of products to or the provision of services to Third Parties less: (i) credits or allowances actually granted upon claims or returns regardless of the party requesting the return; (ii) freight charges; and (iii) taxes or other governmental charges levied on or measured by the amount invoiced by AMK. In the case of sales to or the provision of services to an Affiliate, the Net Sales attributed to such product or service shall be based upon the price that would have been charged in an arms’ length transaction.
"Third Party" shall mean parties other than AMK, Meyer and their respective Affiliates.

ARTICLE 2

ADDITIONAL PAYMENTS, REPORTS AND ACCOUNTING

2.1           Meyer and Parent have agreed that Meyer shall pay Parent an amount equal to 5% of the Net Sales of AMK for each quarterly period ending March 31, June 30, September 30 and December 31, commencing with the quarterly period commencing April 1, 2017 and ending June 30, 2017 (each, a “Quarter”), which payments in the aggregate shall not exceed One Million Five Hundred Thousand ($1,500,000) Dollars.

2.2           Within thirty days of the end of each Quarter, AMK shall furnish or cause to be furnished to Parent a report covering such Quarter showing: (i) the Net Sales for such Quarter; (ii) the amount of the Additional Payment, payable in US Dollars, due Parent in respect of such sales for such Quarter with a summary computation of the Additional Payment for such Quarter; and (iii) withholding taxes, if any, required by law to be deducted in respect of such Additional Payment. The report shall be accompanied by the payment of amount of the Additional Payment due at that time.

2.3           Parent shall have the right prior to the payment of $1,500,000 in Additional Payments hereunder to have an independent accountant to whom Meyer has no reasonable objection, examine the relevant books and records of account of AMK during normal business hours and no more than once during each calendar year, to verify the accuracy of the reports and to determine whether appropriate payment has been made by Meyer hereunder.

2.4           Any payments due hereunder on sales made by AMK outside the United States shall be payable in United States Dollars at the prevailing rate of exchange of the currency of the country in which the sales are made (said exchange rate being taken as the rates published in the Wall Street Journal under the caption "Currency Trading -- Exchange Rates" on the last business day of the Quarter for which the Additional Payment is payable).

2.5           Any sum required under the laws of the United States or any other country to be withheld by Meyer from payments to be made hereunder shall be promptly paid by Meyer to the appropriate tax authorities and Meyer shall furnish Parent with official tax receipts or other appropriate evidence issued by the appropriate tax authorities sufficient to enable Parent to support a claim for income tax credit in respect of any sum so withheld.

2.6           Parent recognizes that Meyer shall have the right to set off against any Additional Payment payable to Parent any amount due Meyer in respect of the indemnification provisions contained in the Stock Purchase Agreement.

2.7           Meyer acknowledges that the Additional Payment provided for herein is additional compensation for the stock of AMK being acquired by Meyer concurrently herewith.  Meyer agrees that as a condition to the sale by it of the stock of AMK or substantially all of AMK’s assets prior to the payment of the entire $1,500,000 payable hereunder, including a transfer in connection with a reorganization of Meyer and its affiliates, Meyer shall cause the transferee of such stock or assets to assume the obligation to pay the balance of the Additional Payments that may accrue hereunder.

ARTICLE 3

MISCELLANEOUS

3.1           The parties acknowledge that this Agreement is ancillary to the Stock Purchase Agreement. For the avoidance of duplication, Sections 11.3 through 11.10 of the Stock Purchase Agreement are incorporated herein and shall govern the rights and obligations of the parties in respect of this Agreement.

WITNESS WHEREOF, the parties have caused this instrument to be executed by their duly authorized officers as of the day and year set forth above.

MEYER TOOL, INC. By: ______________________ Title: AIR INDUSTRIES GROUP By: ______________________ Title: President